Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Year Ended December 31, (1)
	2007	2006	2005	2004	2003
Total revenues	$ 1,038,928	$ 995,502	$ 900,419	$ 774,336	$ 683,358
Total expenses	614,366	581,452	500,938	433,670	370,141
Income from operations	424,562	414,050	399,481	340,666	313,217
Interest and other income	10,923	9,084	6,831	3,355	2,485
Interest expense	(287,884)	(257,067)	(208,183)	(177,219)	(153,321)
Loss on extinguishment of debt	(227)	(935)	(6,171)	-	(167)
Impairment of marketable securities	(18,456)	-	-	-	-
Gain on sales of real estate assets	15,570	14,505	53,583	29,272	77,765
Gain on sale of management contracts	-	-	21,619	-	-
Equity in earnings of unconsolidated affiliates	3,502	5,295	8,495	10,308	4,941
Income tax provision	(8,390)	(5,902)	-	-	-
Minority interest in earnings:
Operating partnership	(46,246)	(70,323)	(112,061)	(85,186)	(106,532)
Shopping center properties	(12,215)	(4,136)	(4,879)	(5,365)	(2,758)
Income from continuing operations	81,139	104,571	158,715	115,831	135,630
Discontinued operations	8,008	12,930	3,760	5,280	8,509
Net income	89,147	117,501	162,475	121,111	144,139
Preferred dividends	(29,775)	(30,568)	(30,568)	(18,309)	(19,633)
Net income available to common shareholders	$ 59,372	$ 86,933	$ 131,907	$ 102,802	$ 124,506
Basic earnings per common share:
Income from continuing operations, net of preferred dividends	$ 0.79	$ 1.16	$ 2.04	$ 1.58	$ 1.94
Net income available to common shareholders	$ 0.91	$ 1.36	$ 2.10	$ 1.67	$ 2.08
Weighted average shares outstanding	65,323	63,885	62,721	61,602	59,872
Diluted earnings per common share:
Income from continuing operations, net of preferred dividends	$ 0.78	$ 1.13	$ 1.98	$ 1.52	$ 1.86
Net income available to common shareholders	$ 0.90	$ 1.33	$ 2.03	$ 1.61	$ 2.00
Weighted average shares and potential dilutive common shares outstanding	65,913	65,269	64,880	64,004	62,386
Dividends declared per common share	$ 2.06000	$ 1.87750	$ 1.76625	$ 1.49375	$ 1.34500

	December 31,
	2007	2006	2005	2004	2003
BALANCE SHEET DATA:
Net investment in real estate assets	$ 7,402,278	$ 6,094,251	$ 5,944,428	$ 4,894,780	$ 3,912,220
Total assets	8,105,047	6,518,810	6,352,322	5,204,500	4,264,310
Total mortgage and other notes payable	5,869,318	4,564,535	4,341,055	3,371,679	2,738,102
Minority interests	920,297	559,450	609,475	566,606	527,431
Shareholders’ equity:
Redeemable preferred stock	12	32	32	32	25
Other Shareholder’s equity	920,536	1,084,824	1,081,490	1,054,119	837,275
Total shareholder’s equity	$ 920,548	$ 1,084,856	$ 1,081,522	$ 1,054,151	$ 837,300
OTHER DATA:
Cash flows provided by (used in):
Operating activities	$ 470,278	$ 388,911	$ 396,098	$ 337,489	$ 274,349
Investing activities	(1,103,121)	(347,239)	(714,680)	(612,892)	(333,378)
Financing activities	669,969	(41,810)	321,654	280,837	66,007

Funds From Operations (FFO) of the Operating Partnership (2)	361,528	390,089	389,958	310,405	271,589
FFO allocable to Company shareholders	203,613	215,797	213,736	169,725	146,552

(1)

Please refer to Notes 3 and 5 to the consolidated financial statements for a description of acquisitions and joint venture transactions that have impacted the comparability of the financial information presented.

(2)

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for the definition of FFO, which does not represent cash flow from operations as defined by accounting principles generally accepted in the United States and is not necessarily indicative of the cash available to fund all cash requirements.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in this annual report. Capitalized terms used, but not defined, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements. In this discussion, the terms “we”, “us”, “our” and the “Company” refer to CBL & Associates Properties, Inc. and its subsidiaries.

Executive Overview

We are a self-managed, self-administered, fully integrated real estate investment trust (“REIT”) that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls and community centers. Our shopping centers are located in 27 states, but primarily in the southeastern and midwestern United States.

As of December 31, 2007, we owned controlling interests in 75 regional malls/open-air centers, 28 associated centers (each adjacent to a regional shopping mall), 13 community centers and 13 office buildings, including our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest or where we are the primary beneficiary of a variable interest entity. As of December 31, 2007, we owned non-controlling interests in nine regional malls, four associated centers, two community centers and six office buildings. Because one or more of the other partners have substantive participating rights, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method. At December 31, 2007, we had four mall expansions, two associated/lifestyle centers, three community centers, a mixed-use center, and an office building under construction.

The year ended December 31, 2007, was an uncharacteristically disappointing year for us. After a nearly uninterrupted thirteen year track record of solid growth in Funds From Operations, we posted negative growth in 2007. Funds From Operations is a key performance measure for real estate companies. Please see the more detailed discussion of Funds From Operations on page 66.

Our results for the year were impacted by a combination of factors. The contribution to 2007 results of operations from certain new development and redevelopment projects were negatively impacted by delays in getting certain tenants open. We did not complete any acquisitions in 2006 from which we could benefit. Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls were flat for the year as compared to the 3% to 4% increases we have experienced in recent years. We were also challenged by inflation, particularly as it relates to higher utility costs, as well as higher interest costs for a majority of the year.

The economy had an impact on consumer spending in 2007 and retailers are off to a slower start in 2008. As a result, some retailers have reduced their growth plans for 2009. Therefore, we are taking a more guarded approach to our business. However, retailer growth plans and the retail real estate business have always had a long-term perspective, and we as well continue to have a long-term perspective. Certain retailers have announced store closures or bankruptcy in 2008 and it is possible there may be additional announcements. Based on the announcements made to date, the impact on our portfolio is not expected to be significant. We believe that store closures and bankruptcies provide an opportunity to enhance the overall credit quality of our retailers and provide us with an opportunity to increase the productivity in our malls, both in terms of rents and sales. We see great opportunity when capital is constrained. The limit on capital availability also tends to reduce new development competition in the marketplace. Because of our ability to access capital, we believe that we will have a competitive advantage when retailers start to reallocate a larger portion of their open-to-buys to developers that are proven and have ready access to capital.

We are cautiously optimistic going into 2008. Our results should benefit from the expansions and enhancements that we made to our existing portfolio in 2007, as well as new development projects that are scheduled to open in 2008. Additionally, contributions from the properties that we acquired in the fourth quarter of 2007 should enhance the overall growth profile of our portfolio. While we are keeping a watchful eye on the state of the economy and health of retailers, we will continue our focus on executing our strategy to achieve long-term growth.

Results of Operations

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

The following significant transactions impacted the consolidated results of operations for the year ended December 31, 2007, compared to the year ended December 31, 2006:

▪	Since January 1, 2006, we have acquired or opened five malls and open-air centers, two associated centers, 15 community centers and 18 office buildings, as follows:

Property	Location	Date Acquired / Opened
Acquisitions:
Chesterfield Mall	St. Louis, MO	October 2007
Friendly Center and The Shops at Friendly (50/50 joint venture) (1)	Greensboro, NC	November 2007
Mid Rivers Mall	St. Peters, MO	October 2007
South County Center	St. Louis, MO	October 2007
West County Center	St. Louis, MO	October 2007
Brassfield Square (3)	Greensboro, NC	November 2007
Caldwell Court (3)	Greensboro, NC	November 2007
Garden Square (3)	Greensboro, NC	November 2007
Hunt Village (3)	Greensboro, NC	November 2007
New Garden Center (3)	Greensboro, NC	November 2007
Northwest Center (3)	Greensboro, NC	November 2007
Oak Hollow Square (3)	High Point, NC	November 2007
Westridge Square (3)	Greensboro, NC	November 2007
1500 Sunday Drive Office Building (3)	Raleigh, NC	November 2007
Portfolio of Five Office Buildings (4)	Greensboro, NC	November 2007
Portfolio of Two Office Buildings (3)	Chesapeake, VA	November 2007
Portfolio of Four Office Buildings (3)	Newport News, VA	November 2007
Portfolio of Six Office Buildings (50/50 joint venture) (1)	Greensboro, NC	November 2007

New Developments:
The Plaza at Fayette Mall	Lexington, KY	October 2006
High Pointe Commons (50/50 joint venture) (1)	Harrisburg, PA	October 2006
Lakeview Pointe	Stillwater, OK	October 2006
The Shops at Pineda Ridge (2)	Melbourne, FL	November 2006
Alamance Crossing East	Burlington, NC	August 2007
York Town Center (50/50 joint venture) (1)	York, PA	September 2007
Cobblestone Village at Palm Coast	Palm Coast, FL	October 2007
The Shoppes at St. Clair Square	Fairview Heights, IL	March 2007
Milford Marketplace	Milford, CT	October 2007

(1)    These properties are held in entities that are accounted for using the equity method of accounting. Therefore, the results of operations for these properties are included in Equity in Earnings of Unconsolidated Affiliates in the accompanying consolidated statements of operations.

(2)    The Shops at Pineda Ridge was sold in December 2007. The results of operations of this property are presented in Discontinued Operations for all periods presented in the accompanying consolidated statements of operations.

(3)	These properties are included in Discontinued Operations for the year ended December 31, 2007 in the accompanying consolidated statements of operations.
(4)	Three of these properties are included in Discontinued Operations for the year ended December 31, 2007 in the accompanying consolidated statements of operations.

The above properties, excluding those that are accounted for using the equity method of accounting or included in Discontinued Operations, are collectively referred to as the “2007 New Properties” in this section. Properties that were in operation for the entire period during 2007 and 2006 are referred to as the “2007 Comparable Properties.”

Revenues

The $42.0 million increase in rental revenues and tenant reimbursements was attributable to increases of $28.1 million from the 2007 New Properties and $13.9 million from the 2007 Comparable Properties. The increase in revenues of the 2007 Comparable Properties was driven by our ability to achieve average gross rents that were higher as compared to 2006 through our new and renewal leasing efforts, as well as an increase of $2.5 million in specialty leasing income. This was partially offset by the impact of a 90 basis points reduction in the occupancy of the 2007 Comparable Properties, a reduction of $1.5 million in percentage rents, and a reduction of $6.0 million in lease termination fees.

Our cost recovery ratio declined to 101.2% for 2007 from 104.0% for 2006. The decline results primarily from increases of $2.0 million in snow removal expense and $2.6 million in bad debt expense.

The increase in management, development and leasing fees of $2.9 million was primarily attributable to increases of $1.4 million in development fees related to joint venture developments, $0.8 million in commissions from outparcel sales at joint venture properties, and $0.8 million in financing fees from joint venture properties, partially offset by a reduction of $0.2 million in management fees.

Other revenues decreased by $1.5 million primarily because our subsidiary that provides security and maintenance services to third parties did not renew certain contracts. Accordingly, there is a corresponding decrease in other expenses that is discussed below.

Operating Expenses

Property operating expenses, including real estate taxes and maintenance and repairs, increased $20.7 million as a result of $7.2 million of expenses attributable to the 2007 New Properties and $13.5 million related to the 2007 Comparable Properties. The increase in property operating expenses of the 2007 Comparable Properties is attributable to increases in utility costs, annual compensation increases for property management personnel, bad debt expense and snow removal costs. Additionally, real estate tax expense was higher for the 2007 Comparable Properties as a result of prior year tax settlements and increased assessments on certain properties.

The increase in depreciation and amortization expense of $14.5 million resulted from increases of $12.0 million from the 2007 New Properties and $2.5 million from the 2007 Comparable Properties. The increase attributable to the 2007 Comparable Properties is due to ongoing capital expenditures for renovations, expansions, tenant allowances and deferred maintenance and for the write-off of certain tenant allowances related to early lease terminations.

General and administrative expenses decreased $1.7 million primarily as a result of a reduction of $2.3 million in reserves for non-income taxes. This was partially offset by increases related to additional salaries and benefits for the personnel added to manage the 2007 New Properties combined with annual compensation increases for existing personnel. As a percentage of revenues, general and administrative expenses decreased to 3.6% in 2007 compared with 4.0% in 2006.

We recognized a loss on impairment of real estate assets of $0.5 million during 2006, which resulted from a loss of $0.3 million on the sale of two community centers in May 2006 and a loss of $0.2 million on the sale of land in December 2006. There was no loss on impairment of real estate assets during 2007.

Other Income and Expenses

Interest expense increased $30.8 million primarily due to the debt on the 2007 New Properties, the refinancings that were completed on the 2007 Comparable Properties and borrowings used to redeem our Series B preferred stock on June 28, 2007. While we experienced a decrease in the weighted average fixed and variable interest rates as compared to the 2006, the total outstanding principal amounts have increased.

During 2007, we recorded an $18.5 million non-cash write-down related to an investment in marketable real estate securities. The impairment resulted from a significant and sustained decline in the market value of the securities. There were no realized investment losses in 2006.

During 2007, we recognized gain on sales of real estate assets of $15.6 million related to the sale of 14 parcels of land, while the gain of $14.5 million in 2006 related to the sale of 13 land parcels.

Equity in earnings of unconsolidated affiliates decreased by $1.8 million in 2007, primarily due to our share of losses in Gulf Coast Town Center and High Pointe Commons. During the fourth quarter of 2007, we reconsidered the variable interest entity status of the joint venture that owns Gulf Coast Town Center and determined that it should be accounted for as an unconsolidated affiliate using the equity method of accounting. Therefore, we stopped accounting for it as a consolidated entity and began recording our share of its results as equity in earnings. At High Pointe Commons, the anchors opened earlier in 2006, but many of the small shops did not take occupancy until later in the year. At December 31, 2007, High Point Commons was 89.2% leased and committed, but actual occupancy was 81.5%. The decrease described above was partially offset by continued growth in the operations of our remaining joint ventures.

The income tax provision of $8.4 million for 2007 relates to the earnings of our taxable REIT subsidiary and consists of provisions for current and deferred income taxes of $6.0 million and $2.4 million, respectively. During 2006, we recorded an income tax provision of $5.9 million, consisting of current and deferred income taxes of $5.7 million and $0.2 million, respectively. We have cumulative share-based compensation deductions that can be used to offset the current income tax payable; therefore, the payable for current income taxes has been reduced to zero by recognizing a portion of the benefit of the cumulative stock-based compensation deductions.

We recognized gain and income from discontinued operations of $8.0 million during 2007, which represents a decline of $4.9 million from the $12.9 million of gain and income from discontinued operations that we recognized during 2006. Discontinued operations in 2007 reflects the results of operations of a portfolio of eight community centers and eleven office properties that were acquired from the Starmount Company during the fourth quarter of 2007, the results of operations of Chicopee Marketplace III in Chicopee, MA and the results of operations and gain on disposal of Twin Peaks Mall in Longmont, CO and The Shops at Pineda Ridge in Melbourne, FL, plus the true up of estimated expenses to actual amounts for properties sold during previous years. Discontinued operations in 2006 reflect the results of operations and gain on disposal of five community centers that were sold during May 2006 plus the results of operations of the mall and community center that were sold in 2007.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

The following significant transactions impacted the consolidated results of operations for the year ended December 31, 2006, compared to the year ended December 31, 2005:

▪	Since January 1, 2005, we have acquired or opened eight malls, two open-air centers, three associated centers and three community centers as follows:

Property	Location	Date Acquired / Opened
Acquisitions:
Laurel Park Place	Livonia, MI	June 2005
The Mall of Acadiana	Lafayette, LA	July 2005
Layton Hills Mall	Layton, UT	November 2005
Layton Hills Convenience Center	Layton, UT	November 2005
Oak Park Mall	Overland Park, KS	November 2005
Eastland Mall	Bloomington, IL	November 2005
Hickory Point Mall	Forsyth, IL	November 2005
Triangle Town Center (50/50 joint venture) (1)	Raleigh, NC	November 2005
Triangle Town Place (50/50 joint venture) (1)	Raleigh, NC	November 2005

Property	Location	Date Acquired / Opened
New Developments:
Imperial Valley Mall (60/40 joint venture) (1)	El Centro, CA	March 2005
Southaven Towne Center	Southaven, MS	October 2005
Gulf Coast Town Center – Phase I & II anchors	Ft. Myers, FL	November 2005/
(50/50 joint venture)		November 2006
The Plaza at Fayette Mall	Lexington, KY	October 2006
High Pointe Commons (50/50 joint venture) (1)	Harrisburg, PA	October 2006
Lakeview Pointe	Stillwater, OK	October 2006
The Shops at Pineda Ridge (2)	Melbourne, FL	November 2006

(1)    These properties are held in entities that are accounted for using the equity method of accounting. Therefore, the results of operations for these properties are included in Equity in Earnings of Unconsolidated Affiliates in the accompanying consolidated statements of operations.

(2)    The Shops at Pineda Ridge was sold in December 2007. The results of operations of this property are presented in Discontinued Operations for all periods presented in the accompanying consolidated statements of operations.

▪

In August 2005, Galileo America LLC (“Galileo America”) redeemed our 8.4% ownership interest by distributing two community centers to us and we sold our management and advisory contracts with Galileo America to New Plan Excel Realty Trust, Inc. (“New Plan”). See Note 5 to the consolidated financial statements for a more thorough discussion of these transactions.

The above properties, excluding those that are accounted for using the equity method of accounting or included in Discontinued Operations, are collectively referred to as the “2006 New Properties” in this section. Properties that were in operation for the entire period during 2006 and 2005 are referred to as the “2006 Comparable Properties.”

Revenues

The $106.6 million increase in rental revenues and tenant reimbursements was primarily attributable to increases of $91.2 million from the 2006 New Properties and $15.4 million from the 2006 Comparable Properties. These increases included $4.6 million and $2.8 million of lease termination fees for the 2006 New Properties and the 2006 Comparable Properties, respectively.

The increase in revenues of the 2006 Comparable Properties was driven by our ability to maintain high occupancy levels while achieving a weighted average increase of 8.5% in rents from both new leases and lease renewals for comparable small shop spaces, as well as an increase in percentage rents. These increases were muted by the continued loss of rental income from the store closures and bankruptcies that occurred in the first quarter of 2006, which also negatively impacted our occupancy. Our cost recovery ratio improved to 104.0% for 2006 from 103.2% for 2005.

The decrease in management, development and leasing fees of $15.5 million was primarily attributable to the prior year amount including management and leasing fees received from Galileo America prior to the redemption of our interest in Galileo America in August 2005, plus an $8.0 million acquisition fee received from Galileo America that was related to Galileo America’s acquisition of an approximately $1.0 billion portfolio of shopping center properties from New Plan.

Other revenues increased by $3.9 million due to growth of our subsidiary that provides security and maintenance services to third parties.

Operating Expenses

Property operating expenses, including real estate taxes and maintenance and repairs, increased $27.5 million as a result of $28.3 million of expenses attributable to the 2006 New Properties and a reduction of $0.8 million related to the 2006 Comparable Properties.

The increase in depreciation and amortization expense of $50.4 million resulted from increases of $39.7 million from the 2006 New Properties and $10.8 million from the 2006 Comparable Properties. The increase attributable to the 2006 Comparable Properties is due to ongoing capital expenditures for renovations, expansions, tenant allowances and deferred maintenance.

General and administrative expenses increased $0.3 million during 2006. Increases related to additional salaries and benefits for the personnel added to manage the 2006 New Properties combined with annual compensation increases for existing personnel were offset by a reduction in expenses related to individuals that were terminated in connection with the sale of our management and advisory contracts with Galileo America in August 2005. Additionally, our investment in developments in progress increased as compared to the same period a year ago, which has resulted in a larger amount of overhead expense being capitalized than compared to the same period a year ago. As a percentage of revenues, general and administrative expenses decreased to 4.0% in 2006 compared with 4.4% in 2005.

We recognized a loss on impairment of real estate assets of $0.5 million during 2006, which resulted from a loss of $0.3 million on the sale of two community centers in May 2006 and a loss of $0.2 million on the sale of land in December 2006. During 2005, we recognized a loss on impairment of real estate assets of $1.3 million, which resulted from a $1.0 million reduction in the carrying value of assets identified as held for sale at December 31, 2005 and an additional loss of $0.3 million related to the properties that were sold to Galileo America in January 2005 to true up the estimated losses to actual.

Other Income and Expenses

Interest expense increased $48.9 million primarily due to the debt on the 2006 New Properties, the refinancings that were completed on the 2006 Comparable Properties and an increase in variable interest rates as compared to 2005.

Gain on sales of real estate assets of $14.5 million in 2006 represents gains on the sales of thirteen land parcels. Gain on sales of real estate assets of $53.6 million in 2005 includes $44.2 million of gains related to the redemption of our ownership interest in Galileo America, $1.0 million from the recognition of deferred gain on properties that had been previously sold to Galileo America and $8.4 million of gains on the sales of eleven outparcels.

The gain on sales of management contracts of $21.6 million in 2005 represents the gain on the sale of our management and advisory contracts with Galileo America to New Plan in August 2005.

Equity in earnings of unconsolidated affiliates decreased by $3.2 million in 2006 because of reductions of $1.3 million related to the disposition of our ownership interest in Galileo America in August 2005, a full year of loss of $3.3 million incurred at Triangle Town Center, in which our ownership interest was not acquired until November 2005, and a decrease of $1.1 million in gains on outparcel sales at Imperial Valley Mall as compared to the prior year. These reductions were partially offset by increases of $2.5 million in our equity in the earnings of our other unconsolidated affiliates.

In 2006, we recorded an income tax provision of $5.9 million as a result of taxable income that was generated by our management company, which is a taxable REIT subsidiary.

Discontinued operations in 2006 are related to five community centers that were sold during May 2006 plus the results of operations of the mall and community center that were sold in 2007. Discontinued operations in 2005 are related to five community centers located throughout Michigan that were sold in March 2005 plus the operations of the mall and community centers that were sold in 2007 and 2006.

Operational Review

The shopping center business is, to some extent, seasonal in nature with tenants achieving the highest levels of sales during the fourth quarter because of the holiday season, which generally results in higher percentage rent income in the fourth quarter. Additionally, the malls earn most of their “temporary” rents (rents from short-term tenants) during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

We classify our regional malls into two categories – malls that have completed their initial lease-up are referred to as stabilized malls and malls that are in their initial lease-up phase and have not been open for three calendar years are referred to as non-stabilized malls. The non-stabilized malls currently include Coastal Grand-Myrtle Beach in Myrtle Beach, SC, which opened in March 2004; Imperial Valley Mall in El Centro, CA, which opened in March 2005; Southaven Towne Center in Southaven, MS, which opened in October 2005; Gulf Coast Town Center in Ft. Myers, FL, which opened in November 2005; and Alamance Crossing East in Burlington, NC, which opened in August 2007.

We derive a significant amount of our revenues from the mall properties. The sources of our revenues by property type were as follows:

	Year Ended December 31,
	2007	2006
Malls	91.9%	92.6%
Associated centers	4.2%	3.9%
Community centers	0.9%	0.7%
Mortgages, office building and other	3.0%	2.8%

Sales and Occupancy Costs

Mall store sales (for those tenants who occupy 10,000 square feet or less and have reported sales) in the stabilized malls were flat on a comparable per square foot basis at $346 per square foot for 2007 and 2006.

Occupancy costs as a percentage of sales for the stabilized malls were 12.2% and 12.1% for 2007 and 2006, respectively.

Occupancy

Our portfolio occupancy is summarized in the following table:

	December 31,
	2007	2006
Total portfolio	94.0%	94.1%
Total mall portfolio	94.0%	94.4%
Stabilized malls	94.2%	94.5%
Non-stabilized malls	90.0%	91.7%
Associated centers	95.9%	93.6%
Community centers	87.5%	85.6%

The occupancy rates as of December 31, 2007 exclude any newly-acquired properties. Our actual portfolio occupancy was negatively impacted by the properties that were acquired during the fourth quarter of 2007, which had an overall occupancy less than our existing portfolio.

In October 2007, Bombay announced that it would be entering Chapter 11 and closing its stores. We currently have 14 Bombay locations, representing 59,000 square feet and $2.1 million in annual gross rents. We currently are in negotiations with replacement tenants for over a third of this space.

Several retailers have announced bankruptcies and store closures subsequent to December 31, 2007. Ann Taylor announced that it would be closing over 100 underperforming stores over the next three years as their leases come up for renewal. Currently, we are aware of only one store in our portfolio that will be impacted.

Talbot’s announced that it will be closing their Kids and Mens divisions. We have two Talbot’s Kids stores in our portfolio and are currently in negotiations with replacement tenants. Friedman’s Jewelers has filed for bankruptcy. We have 23 stores representing 34,000 square feet and $1.75 million in annual base rent. Average occupancy cost for the Friedman’s stores is approximately 12.0%, therefore, we do not anticipate that a significant number of these stores will be impacted.

Leasing

Average annual base rents per square foot were as follows for each property type:

	December 31,
	2007	2006
Stabilized malls	$ 29.20	$ 28.03
Non-stabilized malls	26.70	27.77
Associated centers	11.78	11.32
Community centers	11.76	14.21
Other	16.97	19.48

During 2007, we achieved positive results from new and renewal leasing of comparable small shop space for spaces that were previously occupied as summarized in the following table:

Property Type	Square Feet	Prior Base Rent PSF	New Initial Base Rent PSF	% Change Initial	New Average Base Rent PSF	% Change Average

All Property Types (1)	2,857,412	$ 34.23	$ 36.77	7.4%	$ 37.52	9.6%
Stabilized Malls	2,674,937	35.33	38.01	7.6%	38.76	9.7%
New leases	972,808	37.58	44.27	17.8%	45.56	21.2%
Renewal leases	1,702,129	34.05	34.44	1.1%	34.88	2.4%

(1)	Includes stabilized malls, associated centers, community centers and other.

Liquidity and Capital Resources

We had $65.8 million of unrestricted cash and cash equivalents as of December 31, 2007, an increase of $37.1 million from December 31, 2006. Cash flows from operations are used to fund short-term liquidity and capital needs such as tenant construction allowances, capital expenditures and payments of dividends and distributions. For longer-term liquidity needs such as acquisitions, new developments, renovations and expansions, we typically rely on property specific mortgages (which are generally non-recourse), construction and term loans, revolving lines of credit, common stock, preferred stock, joint venture investments and a minority interest in the Operating Partnership.

Cash provided by operating activities increased $81.4 million to $470.3 million for the year ended December 31, 2007. The increase was primarily attributable to an increase in our accounts payable and accrued liabilities as compared to the corresponding amounts at December 31, 2006.

Debt

Our $560.0 million unsecured credit facility matures during 2008. Additionally, $193.0 million of the unsecured credit facility that was used to fund our acquisition of the Starmount Properties matures in 2008. We have extension options that are available to us on each of these credit facilities. Our remaining secured credit facilities mature in 2009 and 2010 and each has extension options that are available to us. After considering the extension options we have available on our credit facilities, we have approximately $380.0 million of non-recourse debt maturing in 2008. We are currently working with lenders on refinancing opportunities for each of these loans and anticipate that we will be able to successfully refinance or extend each of these loans.

We completed certain financings and refinancings prior to the tightening of the capital markets during the latter part of 2007. During 2007, we borrowed $1.4 billion under mortgage and other notes payable and paid $305.4 million to reduce outstanding borrowings. We also assumed $458.2 million of mortgage notes payable in conjunction with acquisitions of properties. We paid $0.2 million in prepayment fees in connection with the retirement of a loan before its scheduled maturity date during 2007 and paid $8.6 million in financing costs in connection with the new borrowings.

The following tables summarize debt based on our pro rata ownership share, including our pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated Properties, because we believe this provides investors and lenders a clearer understanding of our total debt obligations and liquidity (in thousands):

	Consolidated	Minority Interests	Unconsolidated Affiliates	Total Pro Rata Share	Weighted Average Interest Rate (1)
December 31, 2007:
Fixed-rate debt:
Non-recourse loans on operating properties	$ 4,543,515	$ (24,236)	$ 335,903	$ 4,855,182	5.79%
Variable-rate debt:
Recourse term loans on operating properties	81,767	-	44,104	125,871	6.19%
Construction loans	79,004	(2,517)	5,371	81,858	6.28%
Lines of credit (2)	1,165,032	-	-	1,165,032	6.12%
Total variable-rate debt	1,325,803	(2,517)	49,475	1,372,761	6.14%
Total	$ 5,869,318	$ (26,753)	$ 385,378	$ 6,227,943	5.87%

December 31, 2006:
Fixed-rate debt:
Non-recourse loans on operating properties	$ 3,517,710	$ (56,612)	$ 218,203	$ 3,679,301	5.97%
Variable-rate debt:
Recourse term loans on operating properties	101,464	-	27,816	129,280	6.46%
Construction loans	114,429	-	-	114,429	6.61%
Lines of credit	830,932	-	-	830,932	6.19%
Total variable-rate debt	1,046,825	-	27,816	1,074,641	6.27%
Total	$ 4,564,535	$ (56,612)	$ 246,019	$ 4,753,942	6.03%
(1)	Weighted average interest rate including the effect of debt premiums and discounts, but excluding amortization of deferred financing costs.
(2)

We have entered into an interest rate swap on the notional amount of $250,000 related to its largest secured credit facility to effectively fix the interest rate on that portion of the line f credit. Therefore, this amount is currently reflected in fixed-rate debt.

We have four secured credit facilities with total availability of $662.2 million, of which $576.0 million was outstanding as of December 31, 2007. The secured credit facilities bear interest at a rate of LIBOR plus a margin ranging from 0.80% to 0.90%. Borrowings under the secured lines of credit had a weighted average interest rate of 5.70% at December 31, 2007.

In September 2007, we amended the largest secured credit facility to increase the maximum availability from $476.0 million to $525.0 million and to substitute certain collateral under the facility. We also pay a fee based on the amount of unused availability under this secured credit facility at a rate of 0.125% or 0.250%, depending on the level of unused availability.

We have an unsecured credit facility with total availability of $560.0 million, of which $490.2 million was outstanding as of December 31, 2007. The unsecured credit facility bears interest at LIBOR plus a margin of 0.75% to 1.20% based on our leverage, as defined in the agreement. Additionally, we pay an annual fee equal to 0.1% of the amount of total availability under the unsecured credit facility. The credit facility matures in August 2008 and has three one-year extension options, which are at our election. At December 31, 2007, the outstanding borrowings under the unsecured credit facility had a weighted average interest rate of 5.98%.

On December 31, 2007, we entered into a $250.0 million pay fixed/receive variable interest rate swap agreement with Wells Fargo Bank, National Association, to hedge the interest rate risk exposure on an amount of borrowings on our largest secured credit facility equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap will effectively fix the interest payments on the portion of debt principal corresponding to the swap notional amount at 4.605%. The swap had no value as of December 31, 2007, and it matures on December 30, 2009.

In November 2007, in conjunction with the acquisition of certain properties from the Starmount Company or its affiliates (the “Starmount Properties”), we entered into an Unsecured Credit Agreement (the “Agreement”) with Wells Fargo Bank, National Association, as administrative agent, U.S. Bank National Association, Bank of America, N.A., and Aareal Bank AG. Under the terms of the Agreement, we may borrow up to a total of $459.1 million through a series of up to three separate advances. The proceeds received from the advances may only be used to fund the acquisition of the Starmount Properties. Borrowings of up to $193.0 million and $266.1 million mature on November 30, 2008 and November 30, 2010 (the “Maturity Dates”), respectively. We may extend each of the Maturity Dates by up to two periods of one year each and must pay an extension fee equal to 0.15% of the then current outstanding amount. The advances bear interest at a rate of LIBOR plus a margin ranging from 0.95% to 1.40% based on our leverage ratio, as defined in the Agreement.  Accrued and unpaid interest on the outstanding principal amount of each advance is payable monthly and we may make voluntary prepayments prior to the Maturity Dates without penalty. Net proceeds from a sale, of any of the properties originally purchased with borrowings from this unsecured credit agreement, or our share of excess proceeds from any refinancings must be used to pay down any remaining outstanding balance. The Agreement contains default provisions customary for transactions of this nature and also contains cross-default provisions for defaults of our $560.0 million unsecured facility and $525.0 million unsecured facility. At December 31, 2007, the outstanding borrowings under this unsecured credit agreement totaled $348.8 million and had a weighted average interest rate of 5.95%.

We also have secured and unsecured lines of credit with total availability of $42.7 million that are used only to issue letters of credit. There was $18.4 million outstanding under these lines at December 31, 2007.

During the second quarter of 2007, we obtained two separate ten-year, non-recourse loans totaling $207.5 million that bear interest at fixed rates ranging from 5.60% to 5.66%, with a weighted average of 5.61%. The loans are secured by Gulf Coast Town Center and Eastgate Crossing. The proceeds were used to retire two variable rate loans totaling $143.3 million and to reduce outstanding balances on our credit facilities.

During the first quarter of 2007, we obtained six separate ten-year, non-recourse loans totaling $417.0 million that bear interest at fixed rates ranging from 5.67% to 5.68%, with a weighted average of 5.67%. The loans are secured by Mall of Acadiana, Citadel Mall, The Plaza at Fayette Mall, Layton Hills Mall and its associated center, Hamilton Corner and The Shoppes at St. Clair Square. The proceeds were used to retire $92.1 million of mortgage notes payable that were scheduled to mature during the next twelve months and to pay outstanding balances on our credit facilities. The mortgage notes payable that were retired consisted of two variable rate term loans totaling $51.8 million and three fixed rate loans totaling $40.3 million. We recorded a loss on extinguishment of debt of $0.2 million related to prepayment fees and the write-off of unamortized deferred financing costs associated with the loans that were retired.

As of December 31, 2007, our share of consolidated and unconsolidated variable-rate debt represented 22.0% of our total share of debt, as compared to 22.6% as of December 31, 2006. As of December 31, 2007, our share of consolidated and unconsolidated variable-rate debt represented 14.7% of our total market capitalization (see Equity below) as compared to 10.6% as of December 31, 2006.

The secured and unsecured credit facilities contain, among other restrictions, certain financial covenants including the maintenance of certain coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. We were in compliance with all financial covenants and restrictions under our credit facilities at December 31, 2007.

Equity

On August 2, 2007, our Board of Directors approved a $100.0 million common stock repurchase plan effective for twelve months. Under the August 2007 plan, we may purchase shares of our common stock from time to time, subject to market conditions and at prevailing market prices, through open market purchases. Any stock repurchases are to be funded through our available cash and credit facilities. We are not obligated to repurchase any shares of stock under the plan and we may terminate the plan at any time. Repurchased shares are deemed retired and are, accordingly, cancelled and no longer considered issued. As of December 31, 2007, we had repurchased 148,500 shares under the August 2007 plan at a cost of approximately $5.2 million. The cost of repurchased shares is recorded as a reduction in the respective components of shareholders’ equity.

On June 28, 2007, we redeemed the 2,000,000 outstanding shares of our 8.75% Series B Cumulative Redeemable Stock (the “Series B Preferred Stock”) for $100.0 million, representing a liquidation preference of $50.00 per share, plus accrued and unpaid dividends of $2.1 million. In connection with the redemption of the Series B Preferred Stock, we recorded a charge of $3.6 million to write off direct issuance costs that were recorded as a reduction of additional paid-in capital when the Series B Preferred Stock was issued. The charge is included in preferred dividends in the accompanying consolidated statements of operations for the year ended December 31, 2007.

During the year ended December 31, 2007, we received $11.7 million in proceeds from issuances of common stock related to exercises of employee stock options and from our dividend reinvestment plan. In addition, we paid dividends of $158.7 million to holders of our common stock and our preferred stock, as well as $111.9 million in distributions to the minority interest investors in our Operating Partnership and certain shopping center properties.

During 2007, holders of 220,670 special common units and 2,848 common units of limited partnership interest in the Operating Partnership exercised their conversion rights. We elected to pay cash of $9.5 million in exchange for these units.

As a publicly traded company, we have access to capital through both the public equity and debt markets. We currently have a shelf registration statement on file with the Securities and Exchange Commission authorizing us to publicly issue shares of preferred stock, common stock and warrants to purchase shares of common stock. There is no limit to the offering price or number of shares that we may issue under this shelf registration statement.

We anticipate that the combination of equity and debt sources will, for the foreseeable future, provide adequate liquidity to continue our capital programs substantially as in the past and make distributions to our shareholders in accordance with the requirements applicable to real estate investment trusts.

Our strategy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. However, the ratio had increased as of December 31, 2007 due to a decline in the market price of our common stock. Based on our share of total consolidated and unconsolidated debt and the market value of equity, our debt-to-total-market capitalization (debt plus market value equity) ratio was as follows at December 31, 2007 (in thousands, except stock prices):

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	116,814	$ 23.91	$ 2,793,023
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			3,083,023
Our share of total debt			6,227,943
Total market capitalization			$ 9,310,966
Debt-to-total-market capitalization ratio			66.9%

(1)

Stock price for common stock and operating partnership units equals the closing price of our common stock on December 31, 2007. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2007 (dollars in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt:
Total consolidated debt service (1)	$ 7,277,813	$ 1,447,038	$ 2,208,558	$ 1,170,964	$ 2,451,253
Minority investors’ share in shopping center properties	(33,852)	(11,232)	(4,827)	(3,054)	(14,739)
Our share of unconsolidated affiliates debt service (2)	539,778	52,024	55,539	65,094	367,121
Our share of total debt service obligations	7,783,739	1,487,830	2,259,270	1,233,004	2,803,635

Operating leases: (3)
Ground leases on consolidated properties	99,032	2,258	4,580	4,751	87,443
Minority investors’ share in shopping center properties	(2,310)	(35)	(73)	(79)	(2,123)
Our share of total ground lease obligations	96,722	2,223	4,507	4,672	85,320

Purchase obligations: (4)
Construction contracts on consolidated properties	122,993	102,787	20,206	-	-
Our share of construction contracts on unconsolidated properties	401	401	-	-	-
	123,394	103,188	20,206	-	-

Total contractual obligations	$ 8,003,855	$ 1,593,241	$ 2,283,983	$ 1,237,676	$ 2,888,955

(1)

Represents principal and interest payments due under terms of mortgage and other notes payable and includes $1,575,803 of variable-rate debt on two operating Properties, six construction loans, four secured credit facilities and two unsecured credit facilities. The variable-rate loans on the operating Properties call for payments of interest only with the total principal due at maturity. The construction loans and credit facilities do not require scheduled principal payments. The future contractual obligations for all variable-rate indebtedness reflect payments of interest only throughout the term of the debt with the total outstanding principal at December 31, 2007 due at maturity. The future interest payments are projected based on the interest rates that were in effect at December 31, 2007. See Note 6 to the consolidated financial statements for additional information regarding the terms of long-term debt.

(2)	Includes $49,475 of variable-rate indebtedness. Future contractual obligations have been projected using the same assumptions as used in (1) above.
(3)

Obligations where we own the buildings and improvements, but lease the underlying land under long-term ground leases. The maturities of these leases range from 2010 to 2089 and generally provide for renewal options. Renewal options have not been included in the future contractual obligations.

(4)

Represents the remaining balance to be incurred under construction contracts that had been entered into as of December 31, 2007, but were not complete. The contracts are primarily for development, renovation and expansion of Properties.

Capital Expenditures

We expect to continue to have access to the capital resources necessary to expand and develop our business. Future development and acquisition activities will be undertaken as suitable opportunities arise. We do not expect to pursue these activities unless adequate sources of financing are available and a satisfactory budget with targeted returns on investment has been internally approved.

An annual capital expenditures budget is prepared for each property that is intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.

Developments and Expansions

The following tables summarize our development projects as of December 31, 2007:

Properties Opened Year-to-date

(Dollars in thousands)

Property	Location	Total Project Square Feet		CBL's Share of			Date Opened	Initial Yield(a)
				Total Cost		Cost To Date

Mall Expansions:
Brookfield Square - Mitchell's Fish Market	Brookfield, WI	7,500		$ 3,044		$ 3,044	April 2007	8.4%
Southpark Mall - Regal Cinema	Colonial Heights, VA	68,242		11,322		11,322	July 2007	11.0%
The District at Valley View - shops	Roanoke, VA	61,200		18,026		17,227	July 2007	7.6%
Brookfield Square - Fresh Market	Brookfield, WI	22,400		4,960		4,960	August 2007	7.6%
Harford Mall - lifestyle expansion	Bel Air, MD	39,222	(b)	9,736		8,269	September 2007	6.1%
The District at CherryVale	Rockford, IL	84,541		21,099		19,537	Fall 2007	7.4%
Coastal Grand - Old Navy	Myrtle Beach, SC	23,269		1,813		1,763	October 2007	7.9%

Community/Open-Air Centers:
Alamance Crossing East	Burlington, NC	571,700		79,300	(g)	82,605	August 2007	8.4%
York Town Center (d)	York, PA	274,495		21,085		19,511	September 2007	9.8%
Cobblestone Village at Palm Coast	Palm Coast, FL	277,770		10,520	(g)	17,324	October 2007	7.7%

Open-Air Center Expansion:
Gulf Coast Town Center – Phase II-shops/Costco(f)	Ft. Myers, FL	595,990		83,286		83,286	Spring 2007	9.2%

Associated/Lifestyle Centers:
The Shoppes at St. Clair Square	Fairview Heights, IL	84,080		27,487	(g)	31,964	March 2007	7.0%
Milford Marketplace	Milford, CT	105,638		25,729		22,567	October 2007	8.3%

Mall Renovations:
Mall del Norte	Laredo, TX	1,207,687		20,400		20,400	Fall 2007	NA
Honey Creek Mall	Terre Haute, IN	678,763		5,600		4,842	Fall 2007	NA

Associated Center Renovation:
Madison Plaza	Huntsville, AL	153,085		1,320		1,320	June 2007	NA

Redevelopments:
Mall del Norte - Theater	Laredo, TX	82,500		14,403		11,379	Spring 2007	7.4%
Westgate Mall – Costco	Spartanburg, SC	153,000		N/A		NA	August 2007	NA
Northpark Mall – Steve and Barry’s/ TJ Maxx	Joplin, MO	90,688		9,750		7,900	October 2007	7.8%
Columbia Place – Steve and Barry’s/ Burlington Coat	Columbia, SC	124,819		12,831		11,604	October 2007	7.0%

		4,706,589		$ 381,711		$ 380,824

Announced Property Renovations and Redevelopments

(Dollars in thousands)

Property	Location	Total Project Square Feet	CBL's Share of		Date Opened	Initial Yield(a)
			Total Cost	Cost To Date
Mall Renovations:
Brookfield Square	Brookfield, WI	1,132,984	$ 18,100	$ 6,068	Fall 2008	NA
Georgia Square	Athens, GA	674,738	16,900	9,060	Spring 2008	NA

Redevelopment:
Parkdale Mall - Former Dillards (Phases I & II)	Beaumont, TX	50,720	14,679	9,612	Fall 2008	6.6%

		1,858,442	$ 49,679	$ 24,740

Properties Under Development at December 31, 2007

(Dollars in thousands)

Property	Location	Total Project Square Feet	CBL's Share of		Date Opened	Initial Yield(a)
			Total Cost	Cost To Date
Mall Expansions:
Southpark Mall - Foodcourt	Colonial Heights, VA	17,150	4,188	939	Spring 2008	11.0%
Coastal Grand - JCPenney	Myrtle Beach, SC	103,395	NA	NA	Spring 2008	NA
Coastal Grand - Ulta Cosmetics	Myrtle Beach, SC	10,000	1,449	1,498	Spring 2008	8.7%
Cary Towne Center - Mimi's Café	Cary, NC	6,674	2,243	948	Spring 2008	15.0%
Brookfield Square - Claim Jumpers	Brookfield, WI	12,000	3,430	707	Fall 2008	11.9%

Associated/Lifestyle Centers:
Brookfield Square - Corner Development	Brookfield, WI	19,745	8,372	1,478	Fall 2008	8.0%
Imperial Valley Commons (Phase I) (e)	El Centro, CA	610,966	11,471	19,802	Fall 2008/ Summer 2009	8.1%

Office:
CBL Center II	Chattanooga, TN	74,598	17,120	10,711	January 2008	8.6%

Mixed -Use Center:
Pearland Town Center (Retail Portion)	Pearland, TX	694,417	160,248	95,842	Fall 2008	7.4%
Pearland Town Center (Hotel Portion)	Pearland, TX	72,500	17,886	2,882	Fall 2008	8.3%
Pearland Town Center (Residential Portion)	Pearland, TX	68,110	11,312	958	Fall 2008	8.4%
Pearland Town Center (Office Portion)	Pearland, TX	51,560	9,385	316	Fall 2008	8.7%

Community/Open-Air Centers:
Alamance Crossing - Theater/Shops	Burlington, NC	82,997	18,882	2,669	Spring 2008	8.4%
Statesboro Crossing (d)	Statesboro, GA	162,450	20,465	4,956	Fall 2008	8.2%
Summit Fair (c)	Lee's Summit, MO	512,551	22,000	22,000	Fall 2008/ Summer 2009	9.6%
Settlers Ridge (e)	Robinson Township, PA	515,444	119,146	31,137	Summer 2009	8.6%
		3,014,557	$427,597	$ 196,843

(a)   Pro forma initial yields represented here may be lower than actual initial returns as they are reduced for management and development fees.

(b)  Total square footage includes redevelopment and expansion of 2,641 square feet.

(c)   CBL's interest represents 27% of project cost.

(d)   50/50 joint venture

(e)   60/40 joint venture. Amounts shown are 100% of total costs and cost to date as CBL has funded all costs to date. Costs to date are gross of applicable reimbursements.

(f)    50/50 joint venture. Amounts shown are 100% of total costs and cost to date as CBL has funded all costs to date.

(g)   Cost-to-date higher than total cost due to pending reimbursements for development costs from owned anchors and for outparcel sales.

As of December 31, 2007, there were construction loans in place for the development costs of Milford Marketplace, Pearland Town Center, Settlers Ridge and CBL Center II. The remaining development costs will be funded with operating cash flows and the credit facilities.

We have entered into a number of option agreements for the development of future open-air centers, lifestyle centers and community centers. In addition to the capital commitments to the projects listed above, subsequent to December 31, 2007, we entered into 50/50 joint venture agreements with

The Benchmark Group of Amherst, NY, for the development of two open-air projects. The first is Hammock Landing, a 750,000-square-foot center in West Melbourne, FL. The second is The Pavilion at Port Orange, a 550,000 square foot development in Port Orange, FL. Total development costs for both projects is estimated to be $294.1 million and both developments are scheduled to open in 2009. We expect to fund the majority of the development costs for these projects through construction financing that is currently being negotiated.

Dispositions

We received a total of $69.0 million in net cash proceeds from the sales of real estate assets during 2007, including the sales of Twin Peaks Mall and The Shops at Pineda Ridge, which are reported as discontinued operations, and the sales of 14 parcels of land.

Other Capital Expenditures

Including our share of unconsolidated affiliates’ capital expenditures, we spent $65.1 million in 2007 for tenant allowances, which will generate increased rents from tenants over the terms of their leases. Deferred maintenance expenditures were $38.1 million for 2007 and included $7.9 million for resurfacing and improved lighting of parking lots, $22.0 million for roof repairs and replacements and $8.2 million for various other capital expenditures. Renovation expenditures were $41.4 million in 2007.

Deferred maintenance expenditures are billed to tenants as common area maintenance expense, and most are recovered over a 5 to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which approximately 30% is recovered from tenants over a 5 to 15-year period. We are recovering these costs through fixed amounts with annual increases or pro rata cost reimbursements based on the tenant’s occupied space.

We expect to complete the renovation of two malls for a total estimated cost of $35.0 million and to redevelop space at an additional mall during 2008 at a total estimated cost of $14.7 million, which will be funded from operating cash flows and availability under our credit facilities.

Off-Balance Sheet Arrangements

Unconsolidated Affiliates

We have ownership interests in 15 unconsolidated affiliates that are described in Note 5 to the consolidated financial statements. The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the consolidated balance sheets as “Investments in Unconsolidated Affiliates.” The following are circumstances when we may consider entering into a joint venture with a third party:

▪

Third parties may approach us with opportunities in which they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return on our investment. We typically earn development fees from the joint venture and provide management and leasing services to the property for a fee once the property is placed in operation.

▪

We determine that we may have the opportunity to capitalize on the value we have created in a property by selling an interest in the property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the property, which provides us the ability to earn fees for management, leasing, development and financing services provided to the joint venture.

Guarantees

We may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we issue a guaranty, the terms of the joint venture agreement typically provide that we may receive indemnification from the joint venture.

We own a parcel of land that we are ground leasing to a third party developer for the purpose of developing a shopping center. We have guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount is $31.6 million. The total amount outstanding at December 31, 2007 on the loans was $19.9 million of which we have guaranteed $5.4 million. We recorded an obligation of $0.3 million in our consolidated balance sheet as of December 31, 2007 to reflect the estimated fair value of the guaranty.

We have guaranteed 50% of the debt of Parkway Place L.P., an unconsolidated affiliate in which we own a 45% interest, which owns Parkway Place in Huntsville, AL. The total amount outstanding at December 31, 2007 was $53.2 million of which we have guaranteed $26.6 million. The guaranty will expire when the related debt matures in June 2008. However, there are extension options available on the debt and, if exercised, would extend the guaranty. We did not record an obligation for this guaranty because we determined that the fair value of the guaranty is not material.

We have guaranteed the performance of York Town Center, LP (“YTC”), an unconsolidated affiliate in which we own a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. We have guaranteed YTC’s performance under this agreement up to a maximum of $22.0 million, which decreases by $0.8 million annually until the guaranteed amount is reduced to $10.0 million. The guaranty expires on December 31, 2020. The maximum guaranteed obligation was $21.2 million as of December 31, 2007. We entered into an agreement with our joint venture partner under which the joint venture partner has agreed to reimburse us 50% of any amounts we are obligated to fund under the guaranty. We did not record an obligation for this guaranty because we determined that the fair value of the guaranty is not material.

Our guarantees and the related accounting are more fully described in Note 15 to the consolidated financial statements.

Critical Accounting Policies

Our significant accounting policies are disclosed in Note 2 to the consolidated financial statements. The following discussion describes our most critical accounting policies, which are those that are both important to the presentation of our financial condition and results of operations and that require significant judgment or use of complex estimates.

Revenue Recognition

Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners’ ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.

Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to our ownership interest is deferred.

Real Estate Assets

We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

All acquired real estate assets are accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements and (ii) identifiable intangible assets and liabilities generally consisting of above- and below-market leases and in-place leases. We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.

Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease.

Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

Carrying Value of Long-Lived Assets

We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that an impairment has occurred, the excess of the asset’s carrying value over its estimated fair value is charged to operations. We recorded losses on the impairment of real estate assets of $0.5 million and $1.3 million in 2006 and 2005, respectively, which are discussed in Note 2 to the consolidated financial statements. No impairments were incurred during 2007.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No.109, Accounting for Income Taxes, by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

We adopted FIN 48 as of January 1, 2007 and have analyzed our various federal and state filing positions. Based on this evaluation, we believe that our accruals for income tax liabilities are adequate and, therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. Additionally, we did not record a cumulative effect adjustment related to the adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework that clarifies the fair value measurement objective within GAAP and its application under the various pronouncements that require or permit fair value measurements, and expands disclosures about fair value measurements. It is intended to increase consistency and comparability among fair value estimates used in financial reporting. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The transition adjustment, which is measured as the difference between the carrying amount and the fair value of those financial instruments at the date SFAS No. 157 is initially applied, should be recognized as a cumulative effect adjustment to the opening balance of retained earnings for the fiscal year in which SFAS No. 157 is initially applied. We are currently evaluating the impact of adopting SFAS No. 157 on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 109 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, although early application is allowed. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which changes certain aspects of current business combination accounting. SFAS No. 141(R) requires, among other things, that entities generally recognize 100 percent of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100 percent controlling interest when the acquisition constitutes a change in control of the acquired entity. Shares issued as consideration for a business combination are to be measured at fair value on the acquisition date and contingent consideration arrangements are to be recognized at their fair values on the date of acquisition, with subsequent changes in fair value generally reflected in earnings. Preacquisition gain and loss contingencies are to generally be recognized at their fair values on the acquisition date and any acquisition-related transaction costs are to be expensed as incurred. SFAS No. 141(R) is effective for business combination transactions for which the acquisition date is in a fiscal year beginning on or after December 15, 2008. The adoption of SFAS No. 141(R) is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, which requires that a noncontrolling interest in a consolidated subsidiary be displayed in the consolidated statement of financial position as a separate component of equity. After control is obtained, a change in ownership interests that does not result in a loss of control should be accounted for as an equity transaction. A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation is a significant event that triggers gain or loss recognition, with the establishment of a new fair value basis in any remaining ownership interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. We are currently evaluating the impact of adopting SFAS No. 160 on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 133 Implementation Issue No. E23 (“Issue No. E23”), which provides further clarification for determining when the use of the short-cut method is appropriate. The implementation guidance in this issue is effective for hedging relationships designated on or after January 1, 2008. The adoption of Issue No. E23 is not expected to have a material impact on our consolidated financial statements.

Impact of Inflation

During 2007, the inflation rate rose to 4.1%, primarily related to increases in food and energy costs. Substantially all tenant leases do, however, contain provisions designed to protect us from the impact of inflation. These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than 10 years which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate. Most of the leases require the tenants to pay their share of, or a fixed amount subject to annual increases for, operating expenses, including common area maintenance, real estate taxes, insurance and certain capital expenditures which reduces our exposure to increases in costs and operating expenses resulting from inflation.

Funds From Operations

Funds From Operations (“FFO”) is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles (“GAAP”). The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. We define FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. Our method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO provides an additional indicator of the operating performance of our Properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors’ understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our Properties and interest rates, but also by our capital structure.

We present both FFO of our operating partnership and FFO allocable to common shareholders, as we believe that both are useful performance measures. We believe FFO of our operating partnership is a useful performance measure since we conduct substantially all of our business through our operating partnership and, therefore, it reflects the performance of the Properties in absolute terms regardless of the ratio of ownership interests of our common shareholders and the minority interest in our operating partnership. We believe FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In our reconciliation of net income available to common shareholders to FFO allocable to common shareholders that is presented below, we make an adjustment to add back minority interest in earnings of our operating partnership in order to arrive at FFO of our operating partnership. We then apply a percentage to FFO of our operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.

FFO of the Operating Partnership decreased to $361.5 million in 2007 compared to $390.1 million in 2006. FFO of the Operating Partnership in 2007 included an $18.5 million write-down for marketable real estate securities. The decline in FFO for the year was primarily the result of the $18.5 million securities write-down, lower gains from outparcel sales and lower lease termination fees. The write-off of the direct issuance costs during the year related to the redemption of our Series B preferred stock also impacted FFO. No comparable charges were incurred in the prior year.

The reconciliation of FFO to net income available to common shareholders is as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005

Net income available to common shareholders	$ 59,372	$ 86,933	$ 131,907
Minority interest in earnings of operating partnership	46,246	70,323	112,061
Depreciation and amortization expense of:
Consolidated properties	243,025	228,531	178,163
Unconsolidated affiliates	17,326	13,405	9,210
Discontinued operations	1,794	2,307	3,348
Non-real estate assets	(919)	(851)	(861)
Minority investors' share of depreciation and amortization	(132)	(2,286)	(1,390)
(Gain) loss on:
Sales of operating real estate assets	-	119	(42,562)
Discontinued operations	(6,056)	(8,392)	82
Income tax provision on disposal of discontinued operations	872	-	-
Funds from operations of the operating partnership	361,528	390,089	389,958
Percentage allocable to Company shareholders (1)	56.32%	55.32%	54.81%
Funds from operations allocable to Company shareholders	$ 203,613	$ 215,797	$ 213,736

(1)	Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the Index to Financial statements contained in Item 15 on page 27.

ITEM 9A.	Controls and Procedures

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report. Based on that evaluation, these officers concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. We assessed the effectiveness of our internal control over financial reporting, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and concluded that, as of December 31, 2007, we maintained effective internal control over financial reporting, as stated in our report which is included herein.

The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Report of Management On Internal Control Over Financial Reporting

Management of CBL & Associates Properties, Inc. and its consolidated subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

Management recognizes that there are inherent limitations in the effectiveness of internal control over financial reporting, including the potential for human error or the circumvention or overriding of internal controls. Accordingly, even effective internal control over financial reporting cannot provide absolute assurance with respect to financial statement preparation. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. In addition, any projection of the evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the polices or procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework established inInternal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and concluded that, as of December 31, 2007, the Company maintained effective internal control over financial reporting.

Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has issued their attestation report, which is included below, on our internal control over financial reporting as of December 31, 2007.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

CBL & Associates Properties, Inc.:

We have audited the internal control over financial reporting of CBL & Associates Properties, Inc. (the "Company") as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Controls over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2007 of the Company and our report dated February 28, 2008, except for the effect of Note 20 as to which the date is December 12, 2008, expressed an unqualified opinion on those financial statements and financial statement schedules and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the adoption of SEC Staff Accounting Bulleting No. 108, Considering the Effects of Prior-Years Misstatements when Quantifying Misstatements in the Current Year Financial Statements, on December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 28, 2008

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(1)	Consolidated Financial Statements	Page Number

Report of Independent Registered Public Accounting Firm	28

Consolidated Balance Sheets as of December 31, 2007 and 2006	29

Consolidated Statements of Operations for the Years Ended
December 31, 2007, 2006 and 2005	30

Consolidated Statements of Shareholders’ Equity for the Years
Ended December 31, 2007, 2006 and 2005	31

Consolidated Statements of Cash Flows for the Years Ended
December 31, 2007, 2006 and 2005	33

Notes to Consolidated Financial Statements	35

(3)	Exhibits

The Exhibit Index attached to this report is incorporated by reference into this Item 15(a)(3).

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	28

Consolidated Balance Sheets as of December 31, 2007 and 2006	29

Consolidated Statements of Operations for the Years Ended December 31,
2007, 2006 and 2005	30

Consolidated Statements of Shareholders’ Equity for the Years Ended
December 31, 2007, 2006 and 2005	31

Consolidated Statements of Cash Flows for the Years Ended December 31,
2007, 2006 and 2005	33

Notes to Consolidated Financial Statements	35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CBL & Associates Properties, Inc.:

We have audited the accompanying consolidated balance sheets of CBL & Associates Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As described in Note 17 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006, utilizing the modified prospective application transition method.

As described in Note 19 to the consolidated financial statements, the Company adopted SEC Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006, and recorded a cumulative effect adjustment as of January 1, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2008, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 28, 2008, except for the effect of Note 20 as to which the date is December 12, 2008

CBL & Associates Properties, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,
ASSETS	2007	2006
Real estate assets:
Land	$917,578	$779,727
Buildings and improvements	7,263,907	5,944,476
	8,181,485	6,724,203
Accumulated depreciation	(1,102,767)	(924,297)
	7,078,718	5,799,906
Developments in progress	323,560	294,345
Net investment in real estate assets	7,402,278	6,094,251
Cash and cash equivalents	65,826	28,700
Receivables:
Tenant, net of allowance for doubtful accounts of $1,126 in 2007 and $1,128 in 2006	72,570	71,573
Other	10,257	9,656
Mortgage notes receivable	135,137	21,559
Investments in unconsolidated affiliates	142,550	78,826
Intangible lease assets and other assets	276,429	214,245
	$8,105,047	$6,518,810
LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage and other notes payable	$5,869,318	$4,564,535
Accounts payable and accrued liabilities	394,884	309,969
Total liabilities	6,264,202	4,874,504
Commitments and contingencies (Notes 3, 5 and 15)
Minority interests	920,297	559,450
Shareholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B cumulative redeemable preferred stock, 2,000,000 shares outstanding in 2006	-	20
7.75% Series C cumulative redeemable preferred stock, 460,000 shares outstanding in 2007 and 2006	5	5
7.375% Series D cumulative redeemable preferred stock, 700,000 shares outstanding in 2007 and 2006	7	7
Common stock, $.01 par value, 180,000,000 shares authorized, 66,179,747 and 65,421,311 shares issued and outstanding in 2007 and 2006 respectively	662	654
Additional paid-in capital	990,048	1,074,450
Accumulated other comprehensive income (loss)	(20)	19
Retained earnings (accumulated deficit)	(70,154)	9,701
Total shareholders’ equity	920,548	1,084,856
	$8,105,047	$6,518,810

The accompanying notes are an integral part of these balance sheets.

CBL & Associates Properties, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
REVENUES:
Minimum rents	$644,858	$616,147	$544,321
Percentage rents	22,464	23,825	22,846
Other rents	23,121	20,061	17,387
Tenant reimbursements	318,642	307,037	275,868
Management, development and leasing fees	7,983	5,067	20,521
Other	21,860	23,365	19,476
Total revenues	1,038,928	995,502	900,419
EXPENSES:
Property operating	169,446	159,827	149,507
Depreciation and amortization	243,025	228,531	178,163
Real estate taxes	87,471	80,316	67,341
Maintenance and repairs	58,047	54,153	49,952
General and administrative	37,852	39,522	39,197
Impairment of real estate assets	-	480	1,334
Other	18,525	18,623	15,444
Total expenses	614,366	581,452	500,938
Income from operations	424,562	414,050	399,481
Interest and other income	10,923	9,084	6,831
Interest expense	(287,884)	(257,067)	(208,183)
Loss on extinguishment of debt	(227)	(935)	(6,171)
Impairment of marketable securities	(18,456)	-	-
Gain on sales of real estate assets	15,570	14,505	53,583
Gain on sale of management contracts	-	-	21,619
Equity in earnings of unconsolidated affiliates	3,502	5,295	8,495
Income tax provision	(8,390)	(5,902)	-
Minority interest in earnings:
Operating Partnership	(46,246)	(70,323)	(112,061)
Shopping center properties	(12,215)	(4,136)	(4,879)
Income from continuing operations	81,139	104,571	158,715
Operating income of discontinued operations	1,952	4,538	3,842
Gain (loss) on discontinued operations	6,056	8,392	(82)
Net income	89,147	117,501	162,475
Preferred dividends	(29,775)	(30,568)	(30,568)
Net income available to common shareholders	$59,372	$86,933	$131,907
Basic per share data:
Income from continuing operations, net of preferred dividends	$0.79	$1.16	$2.04
Discontinued operations	0.12	$0.20	0.06
Net income available to common shareholders	$0.91	$1.36	$2.10
Weighted average common shares outstanding	65,323	63,885	62,721
Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.78	$1.13	$1.98
Discontinued operations	0.12	$0.20	0.05
Net income available to common shareholders	$0.90	$1.33	$2.03
Weighted average common and potential dilutive common shares outstanding	65,913	65,269	64,880

The accompanying notes are an integral part of these statements.

CBL & Associates Properties, Inc.

Consolidated Statements of Shareholders’ Equity

(In thousands, except share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2004	$32	$627	$1,025,478	($3,081)	$ -	$31,095	$1,054,151
Net income	-	-	-	-	-	162,475	162,475
Net unrealized gain on available-for-sale securities	-	-	-	-	288	-	288
Total comprehensive income							162,763
Dividends declared - common stock	-	-	-	-	-	(111,294)	(111,294)
Dividends declared - preferred stock	-	-	-	-	-	(30,568)	(30,568)
Additional costs of issuing 700,000 shares of Series D preferred stock	-	-	(193)	-	-	-	(193)
Issuance of 230,041 shares of common stock and restricted common stock	-	2	9,011	(7,896)	-	-	1,117
Repurchase of 1,371,034 shares of common stock	-	(14)	(54,984)	-	-	-	(54,998)
Exercise of stock options	-	8	9,733	-	-	-	9,741
Accelerated vesting of share-based compensation	-	-	480	256	-	-	736
Accrual under deferred compensation arrangements	-	-	780	-	-	-	780
Issuance of stock under deferred compensation arrangement	-	2	(2)	-	-	-	-
Amortization of deferred compensation	-	-	-	1,826	-	-	1,826
Conversion of Operating Partnership units into 52,136 shares of common stock	-	-	10,304	-	-	-	10,304
Adjustment for minority interest in Operating Partnership	-	-	37,157	-	-	-	37,157
Balance, December 31, 2005-as previously reported	32	625	1,037,764	(8,895)	288	51,708	1,081,522
Cumulative effect of adjustments resulting from the adoption of SAB No. 108	-	-	9,696	-	-	(7,262)	2,434
Adjustments for minority interest in Operating Partnership	-	-	(2,036)	-	-	-	(2,036)
Balance, January 1, 2006 – as adjusted	32	625	1,045,424	(8,895)	288	44,446	1,081,920
Net income	-	-	-	-	-	117,501	117,501
Realized gain on available-for-sale securities	-	-	-	-	(1,073)	-	(1,073)
Unrealized gain on available-for-sale securities	-	-	-	-	804	-	804
Total comprehensive income							117,232
Dividends declared - common stock	-	-	-	-	-	(121,678)	(121,678)
Dividends declared - preferred stock	-	-	-	-	-	(30,568)	(30,568)
Reclassification of deferred compensation upon adoption of SFAS No. 123(R)	-	-	(8,895)	8,895	-	-	-
Issuance of 244,472 shares of common stock and restricted common stock	-	2	2,721	-	-	-	2,723
Cancellation of 34,741 shares of restricted common stock	-	-	(1,154)	-	-	-	(1,154)
Exercise of stock options	-	7	8,915	-	-	-	8,922
Accrual under deferred compensation arrangements	-	-	93	-	-	-	93
Amortization of deferred compensation	-	-	3,987	-	-	-	3,987
Income tax benefit from stock-based compensation	-	-	3,181	-	-	-	3,181
Conversion of Operating Partnership units into 1,979,644 shares of common stock	-	20	21,963	-	-	-	21,983
Adjustment for minority interest in Operating Partnership	-	-	(1,785)	-	-	-	(1,785)
Balance, December 31, 2006	$ 32	$ 654	$ 1,074,450	$-	$19	$9,701	$ 1,084,856

CBL & Associates Properties, Inc.

Consolidated Statements of Shareholders’ Equity

(In thousands, except share data)

(Continued)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2006	$ 32	$ 654	$ 1,074,450	$-	$19	$9,701	$ 1,084,856
Net income	-	-	-	-	-	89,147	89,147
Net unrealized loss on available-for-sale securities	-	-	-	-	(18,495)	-	(18,495)
Impairment of marketable securities	-	-	-	-	18,456	-	18,456
Total comprehensive income							89,108
Dividends declared - common stock	-	-	-	-	-	(135,672)	(135,672)
Dividends declared - preferred stock	-	-	-	-	-	(26,145)	(26,145)
Repurchase of 148,500 shares of common stock	-	(1)	(1,612)	-	-	(3,555)	(5,168)
Redemption of 8.75% Series B Cumulative Redeemable Stock	(20)	-	(96,350)	-	-	(3,630)	(100,000)
Issuance of 98,349 shares of common stock and restricted common stock	-	1	3,486	-	-	-	3,487
Cancellation of 42,611 shares of restricted common stock	-	-	(1,245)	-	-	-	(1,245)
Exercise of stock options	-	8	11,359	-	-	-	11,367
Accrual under deferred compensation arrangements	-	-	51	-	-	-	51
Amortization of deferred compensation	-	-	3,639	-	-	-	3,639
Income tax benefit from stock-based compensation	-	-	5,631	-	-	-	5,631
Adjustment for minority interest in Operating Partnership	-	-	(9,361)	-	-	-	(9,361)
Balance, December 31, 2007	$ 12	$ 662	$ 990,048	$-	$ (20)	$ (70,154)	$ 920,548

The accompanying notes are an integral part of these statements.

CBL & Associates Properties, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 89,147	$ 117,501	$ 162,475
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest in earnings	58,461	74,459	116,940
Depreciation	159,823	141,750	133,834
Amortization	92,266	96,111	55,381
Net amortization of above and below market leases	(10,584)	(12,581)	(6,434)
Amortization of debt premiums	(7,714)	(7,501)	(7,347)
Gain on sales of real estate assets	(15,570)	(14,505)	(53,583)
Impairment of marketable securities	18,456	-	-
Realized gain on available-for-sale securities	-	(1,073)	-
(Gain) loss on discontinued operations	(6,056)	(8,392)	82
Gain on sale of management contracts	-	-	(21,619)
Share-based compensation expense	6,862	6,190	3,951
Income tax benefit from share-based compensation	9,104	5,750	-
Equity in earnings of unconsolidated affiliates	(3,502)	(5,295)	(8,495)
Distributions of earnings from unconsolidated affiliates	9,450	12,285	7,347
Write-off of development projects	2,216	923	560
Loss on extinguishment of debt	227	935	6,171
Impairment of real estate assets	-	480	1,334
Changes in:
Tenant and other receivables	(3,827)	(20,083)	(9,879)
Other assets	(1,787)	(2,788)	(1,116)
Accounts payable and accrued liabilities	73,307	4,745	16,496
Net cash provided by operating activities	470,279	388,911	396,098
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(564,720)	(452,383)	(361,285)
Acquisitions of real estate assets and intangible lease assets	(376,444)	-	(426,537)
Proceeds from sales of real estate assets	68,620	127,117	64,350
Proceeds from sales of available-for-sale securities	-	2,507	-
Purchases of available-for-sale securities	(24,325)	(15,464)	-
Proceeds from sale of management contracts	-	-	22,000
Costs related to sale of management contracts	-	-	(381)
Additions to mortgage notes receivable	(102,933)	(300)	(859)
Payments received on mortgage notes receivable	4,617	224	13,173
Distributions in excess of equity in earnings of unconsolidated affiliates	18,519	16,852	15,523
Additional investments in and advances to unconsolidated affiliates	(112,274)	(18,046)	(27,840)
Purchase of minority interests in shopping center properties	(8,007)	-	-
Purchase of minority interests in the Operating Partnership	(9,502)	(3,610)	(2,172)
Changes in other assets	(4,792)	(4,136)	(10,652)
Net cash used in investing activities	(1,103,121)	(347,239)	(714,680)

CBL & Associates Properties, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Continued)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage and other notes payable	1,354,516	1,007,073	946,825
Principal payments on mortgage and other notes payable	(305,356)	(776,092)	(353,806)
Additions to deferred financing costs	(8,579)	(5,588)	(3,407)
Prepayment fees to extinguish debt	(227)	(557)	(6,524)
Proceeds from issuance of common stock	315	361	508
Proceeds from exercise of stock options	11,367	8,922	9,741
Income tax benefit from share-based compensation	(9,104)	(5,750)	-
Additional costs of preferred stock offerings	-	-	(193)
Repurchase of common stock	(5,168)	(6,706)	(48,292)
Redemption of preferred stock	(100,000)	-	-
Contributions from minority partners	5,493	-	-
Distributions to minority interests	(114,583)	(110,037)	(89,459)
Dividends paid to holders of preferred stock	(26,145)	(30,568)	(31,214)
Dividends paid to common shareholders	(132,561)	(122,868)	(102,525)
Net cash provided by (used in) financing activities	669,968	(41,810)	321,654
Net change in cash and cash equivalents	37,126	(138)	3,072
Cash and cash equivalents, beginning of period	28,700	28,838	25,766
Cash and cash equivalents, end of period	$ 65,826	$ 28,700	$ 28,838

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

NOTE 1. ORGANIZATION

CBL & Associates Properties, Inc. (“CBL”), a Delaware corporation, is a self-managed, self-administered, fully-integrated real estate investment trust (“REIT”) that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers and community shopping centers. CBL’s shopping center properties are located in 27 states, but are primarily in the southeastern and midwestern United States.

CBL conducts substantially all of its business through CBL & Associates Limited Partnership (the “Operating Partnership”). As of December 31, 2007, the Operating Partnership owned controlling interests in 75 regional malls/open-air centers, 28 associated centers (each located adjacent to a regional mall), 13 community centers and 13 office buildings, including CBL’s corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a variable interest entity. The Operating Partnership owned non-controlling interests in nine regional malls, four associated centers, two community centers and six office buildings. Because one or more of the other partners have substantive participating rights, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had four mall expansions, two associated/lifestyle centers, three community centers, a mixed-use center and an office building under construction as December 31, 2007. The Operating Partnership also holds options to acquire certain development properties owned by third parties.

CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2007, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.6% general partnership interest in the Operating Partnership and CBL Holdings II, Inc. owned a 55.1% limited partnership interest for a combined interest held by CBL of 56.7%.

The minority interest in the Operating Partnership is held primarily by CBL & Associates, Inc. and its affiliates (collectively “CBL’s Predecessor”) and by affiliates of The Richard E. Jacobs Group, Inc. (“Jacobs”). CBL’s Predecessor contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership was formed in November 1993. Jacobs contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for limited partner interests when the Operating Partnership acquired the majority of Jacobs’ interests in 23 properties in January 2001 and the balance of such interests in February 2002. At December 31, 2007, CBL’s Predecessor owned a 15.0% limited partner interest, Jacobs owned a 19.6% limited partner interest and various third parties owned an 8.7% limited partner interest in the Operating Partnership. CBL’s Predecessor also owned 6.5 million shares of CBL’s common stock at December 31, 2007, for a combined effective interest of 20.5% in the Operating Partnership.

The Operating Partnership conducts CBL’s property management and development activities through CBL & Associates Management, Inc. (the “Management Company”) to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the “Code”). The Operating Partnership owns 100% of both of the Management Company’s preferred stock and common stock.

CBL, the Operating Partnership and the Management Company are collectively referred to herein as “the Company.”

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Material intercompany transactions have been eliminated.

Certain historical amounts have been reclassified to conform to the current year presentation. The financial results of certain properties are reported as discontinued operations in the consolidated financial statements. Except where noted, the information presented in the Notes to Consolidated Financial Statements excludes discontinued operations. See Note 4 for further discussion.

Real Estate Assets

The Company capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

All acquired real estate assets have been accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The Company allocates the purchase price to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements, and (ii) identifiable intangible assets and liabilities, generally consisting of above-market leases, in-place leases and tenant relationships, which are included in other assets, and below-market leases, which are included in accounts payable and accrued liabilities. The Company uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt is recorded at its fair value based on estimated market interest rates at the date of acquisition.

Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

                The Company’s acquired intangibles and their balance sheet classifications as of December 31, 2007 and 2006, are summarized as follows:

	December 31, 2007		December 31, 2006
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Other assets:
Above-market leases	$ 79,566	$ (18,337)	$ 40,509	$ (11,579)
In-place leases	98,315	(38,725)	69,615	(28,941)
Tenant relationships	49,796	(4,462)	49,796	(2,320)
Accounts payable and accrued liabilities:
Below-market leases	122,367	(42,751)	86,736	(31,386)

These intangible assets are related to specific tenant leases. Should a termination occur earlier than the date indicated in the lease, the related intangible assets or liabilities, if any, related to the lease are recorded as expense or income, as applicable. The total net amortization expense of the above acquired intangibles was $4,387, $6,570 and $3,630 in 2007, 2006 and 2005, respectively. The estimated total net amortization expense for the next five succeeding years is $9,538 in 2008, $7,195 in 2009, $6,666 in 2010, $5,685 in 2011 and $5,355 in 2012.

Total interest expense capitalized was $15,414, $11,504 and $8,385 in 2007, 2006 and 2005, respectively.

Carrying Value of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. If it is determined that an impairment has occurred, the excess of the asset’s carrying value over its estimated fair value is charged to operations.

During 2006, the Company recognized a loss of $274 on the sale of two community centers and a loss of $206 on the sale of land. The aggregate loss of $480 was recorded as a loss on impairment of real estate assets.

The Company determined that two community centers met the criteria to be reflected as held for sale as of December 31, 2005 and recognized a loss on impairment of $1,029.

In January 2005, the Company completed the third phase of the Galileo America joint venture transaction discussed in Note 5. A loss had been recorded in 2004 to reduce the carrying value of the related assets to their estimated fair values. The Company recognized an additional impairment loss on this transaction of $262 in the first quarter of 2005 when the estimated amounts from 2004 were adjusted to actual.

The Company sold a community center in October 2005 and recorded a loss on impairment of $43.

There were no impairment losses on real estate assets during 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents.

Restricted Cash

Restricted cash of $35,370 and $34,814 was included in other assets at December 31, 2007 and 2006, respectively. Restricted cash consists primarily of cash held in escrow accounts for debt service, insurance, real estate taxes, capital improvements and deferred maintenance as required by the terms of certain mortgage notes payable, as well as contributions from tenants to be used for future marketing activities.

Joint Ventures

Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to the Company’s historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of the Company’s interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to the Company’s historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes the Company has no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method under Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate, are met.

The Company accounts for its investment in joint ventures where it owns a non-controlling interest or where it is not the primary beneficiary of a variable interest entity using the equity method of accounting. Under the equity method, the Company’s cost of investment is adjusted for its share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.

Any differences between the cost of the Company’s investment in an unconsolidated affiliate and its underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of the Company’s investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on its investment and the Company’s share of development and leasing fees that are paid by the unconsolidated affiliate to the Company for development and leasing services provided to the unconsolidated affiliate during any development periods. At December 31, 2007 and 2006, the net difference between the Company’s investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates was $1,126 and $1,587, respectively, which is generally amortized over a period of 40 years.

Deferred Financing Costs

Net deferred financing costs of $14,989 and $11,881 were included in other assets at December 31, 2007 and 2006, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized on a straight-line basis to interest expense over the terms of the related notes payable. Amortization expense was $4,188, $4,178, and $5,031 in 2007, 2006 and 2005, respectively. Accumulated amortization was $11,719 and $10,385 as of December 31, 2007 and 2006, respectively.

Marketable Securities

Other assets include marketable securities consisting of corporate equity securities that are classified as available for sale. Unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity. Realized gains and losses are included in other income. Gains or losses on securities sold are based on the specific identification method.

If a decline in the value of an investment is deemed to be other than temporary, the investment is written down to fair value and an impairment loss is recognized in the current period to the extent of the decline in value. In determining when a decline in fair value below cost of an investment in marketable securities is other than temporary, the following factors, among others, are evaluated:

•	The probability of recovery.
•	The Company’s ability and intent to retain the security for a sufficient period of time for it to recover.
•	The significance of the decline in value.
•	The time period during which there has been a significant decline in value.
•	Current and future business prospects and trends of earnings.
•	Relevant industry conditions and trends relative to their historical cycles.
•	Market conditions.

During 2007, the Company recognized an other-than-temporary impairment of certain marketable real estate securities in the amount of $18,456 to write down the carrying value of the Company’s investment to its fair value of $21,333.

The following is a summary of the equity securities held by the Company as of December 31, 2007 and 2006:

		Gross Unrealized
	Adjusted Cost	Gains	Losses	Fair Value

December 31, 2007	$21,388	$9	$(29)	$21,368
December 31, 2006	16,597	24	(4)	16,617

Derivative Financial Instruments

The Company recognizes its derivative financial instruments as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value. The accounting for changes in the fair value (i.e., gain or loss) of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. To qualify as a hedging instrument, a derivative must pass prescribed effectiveness tests, performed quarterly using both qualitative and quantitative methods. The Company entered into a derivative agreement effective December 31, 2007, that qualified as a hedging instrument and was designated, based upon the exposure being hedged, as a cash flow hedge. The fair value of the cash flow hedge as of December 31, 2007 was $0. To the extent it is effective, changes in the fair value of a cash flow hedge are reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings. The ineffective portion of the hedge, if any, is recognized in current earnings during the period of change in fair value. The gain or loss on the termination of an effective cash flow hedge is reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings.

Revenue Recognition

Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

The Company receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue only to the extent of the third-party partners’ ownership interest. Development and leasing fees during the development period to the extent of the Company’s ownership interest are recorded as a reduction to the Company’s investment in the unconsolidated affiliate.

Gain on Sales of Real Estate Assets

Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, the Company’s receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When the Company has an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to the Company’s ownership interest is deferred.

Income Taxes

The Company is qualified as a REIT under the provisions of the Code. To maintain qualification as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and meet certain other requirements.

As a REIT, the Company is generally not liable for federal corporate income taxes. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income taxes on its taxable income at regular corporate tax rates. Even if the Company maintains its qualification as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. State income taxes were not material in 2007, 2006 and 2005.

The Company has also elected taxable REIT subsidiary status for some of its subsidiaries. This enables the Company to receive income and provide services that would otherwise be impermissible for REITs. For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Company believes all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance that results from the change in circumstances that causes a change in our judgment about the realizability of the related deferred tax asset is included in income or expense, as applicable. The Company recorded an income tax provision of $8,390, $5,902 and

$0 in 2007, 2006 and 2005, respectively. The income tax provision in 2007 and 2006 consisted of a current income tax provision of $9,099 and $5,751, respectively, and a deferred income tax provision (benefit) of $(709) and $151, respectively.

The Company had a net deferred tax asset of $4,332 and $4,291 at December 31, 2007 and 2006, respectively. The net deferred tax asset at December 31, 2007 and 2006 is included in other assets and primarily consisted of operating expense accruals and differences between book and tax depreciation.

Concentration of Credit Risk

The Company’s tenants include national, regional and local retailers. Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.

The Company derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 5.0% of the Company’s total revenues in 2007, 2006 or 2005.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders by the weighted average number of unrestricted common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for all potential dilutive common shares outstanding. The limited partners’ rights to convert their minority interest in the Operating Partnership into shares of common stock are not dilutive (Note 9). The following summarizes the impact of potential dilutive common shares on the denominator used to compute earnings per share:

	Year Ended December 31,
	2007	2006	2005
Weighted average common shares	65,713	64,225	63,004
Effect of nonvested stock awards	(390)	(340)	(283)
Denominator – basic earnings per share	65,323	63,885	62,721
Dilutive effect of:
Stock options	456	1,189	1,741
Nonvested stock awards	94	138	223
Deemed shares related to deferred compensation arrangements	40	57	195
Denominator – diluted earnings per share	65,913	65,269	64,880

Comprehensive Income (Loss)

Comprehensive income includes all changes in shareholders’ equity during the period, except those resulting from investments by shareholders and distributions to shareholders. Other comprehensive income (loss) for all periods presented represents unrealized gains (losses) on available for sale securities.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which was effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No.109, Accounting for Income Taxes, by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted FIN 48 as of January 1, 2007 and has analyzed its various federal and state filing positions. Based on this evaluation, the Company believes that its accruals for income tax liabilities are adequate and, therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. Additionally, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework that clarifies the fair value measurement objective within GAAP and its application under the various pronouncements that require or permit fair value measurements, and expands disclosures about fair value measurements. It is intended to increase consistency and comparability among fair value estimates used in financial reporting. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The transition adjustment, which is measured as the difference between the carrying amount and the fair value of those financial instruments at the date SFAS No. 157 is initially applied, should be recognized as a cumulative effect adjustment to the opening balance of retained earnings for the fiscal year in which SFAS No. 157 is initially applied. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, although early application is allowed. The Company is currently evaluating the impact of adopting SFAS No. 159 on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which changes certain aspects of current business combination accounting. SFAS No. 141(R) requires, among other things, that entities generally recognize 100 percent of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100 percent controlling interest when the acquisition constitutes a change in control of the acquired entity. Shares issued as consideration for a business combination are to be measured at fair value on the acquisition date and contingent consideration arrangements are to be recognized at their fair values on the date of acquisition, with subsequent changes in fair value generally reflected in earnings. Pre-acquisition gain and loss contingencies are to generally be recognized at their fair values on the acquisition date and any acquisition-related transaction costs are to be expensed as incurred. SFAS No. 141(R) is effective for business combination transactions for which the acquisition date is in a fiscal year beginning on or after December 15, 2008. The adoption of SFAS No. 141(R) is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, which requires that a noncontrolling interest in a consolidated subsidiary be displayed in the consolidated statement of financial position as a separate component of equity. After control is obtained, a change in ownership interests that does not result in a loss of control should be accounted for as an equity transaction. A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation is a significant event that triggers gain or loss recognition, with the establishment of a new fair value basis in any remaining ownership interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of adopting SFAS No. 160 on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 133 Implementation Issue No. E23 (“Issue No. E23”), which provides further clarification for determining when the use of the short-cut method is appropriate. The implementation guidance in this issue is effective for hedging relationships designated on or after January 1, 2008. The adoption of Issue No. E23 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission’s staff issued Staff Accounting Bulletin (“SAB”) No. 108,Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB No. 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statements, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a company determines that an adjustment to prior year financial statements is required upon adoption of SAB No. 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB No. 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB No. 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The Company adopted SAB No. 108 on December 31, 2006 and, in accordance with the initial application provisions of SAB No. 108, adjusted retained earnings as of January 1, 2006. This adjustment was considered to be immaterial individually and in the aggregate in prior years based on the Company’s historical method of assessing materiality. See Note 19 for further discussion.

NOTE 3. ACQUISITIONS

The Company includes the results of operations of real estate assets acquired in the consolidated statements of operations from the date of the related acquisition.

2007 Acquisitions

Westfield Acquisition

The Company closed on two separate transactions with the Westfield Group (“Westfield”) on October 16, 2007, involving four malls located in the St. Louis, MO area. In the first transaction, Westfield contributed three malls to CW Joint Venture, LLC, a Company-controlled entity (“CWJV”), and the Company contributed six malls and three associated centers. Because the terms of CWJV provide for the Company to control CWJV and to receive all of CWJV’s net cash flows after payment of operating expenses, debt service payments, and perpetual preferred joint venture unit distributions, described below, the Company has accounted for the three malls contributed by Westfield as an acquisition. In the second transaction, the Company directly acquired the fourth mall from Westfield.

The purchase price of the three malls contributed to CWJV by Westfield plus the mall that was directly acquired by the Company was $1,035,325. The total purchase price consisted of $164,055 of cash, including transaction costs, the assumption of $458,182 of non-recourse debt that bears interest at a weighted-average fixed interest rate of 5.73% and matures at various dates from July 2011 to September 2016, and the issuance of $404,113 of perpetual preferred joint venture units (“PJV units”) of CWJV, which is net of a reduction for working capital adjustments of $8,975. The Company recorded a total net discount of $4,045, computed using a weighted-average interest rate of 5.78%, since the debt assumed was at a weighted-average below-market interest rate compared to similar debt instruments at the date of acquisition.

In November 2007, Westfield contributed a vacant anchor location at one of the malls to CWJV in exchange for $12,000 of additional PJV units. The Company has also accounted for this transaction as an acquisition.

The PJV units of CWJV pay an annual preferred distribution at a rate of 5.0%. The Company will have the right, but not the obligation, to purchase the PJV units after October 16, 2012 at their liquidation value, plus accrued and unpaid distributions. The Company is responsible for management and leasing of CWJV’s properties and owns all of the common units of CWJV, entitling it to receive 100% of CWJV’s cash flow after operating expenses, debt service payments and PJV unit distributions. Westfield’s preferred interest in CWJV is included in minority interest in the consolidated balance sheet.

Other Acquisitions

On November 30, 2007, the Company acquired a portfolio of eight community centers located in Greensboro and High Point, NC, and twelve office buildings located in Greensboro and Raleigh, NC and Newport News, VA from the Starmount Company for a total cash purchase price of $183,928. The results of operations of the eight community centers and eleven of the office properties are included in discontinued operations in the accompanying consolidated statement of operations for the year ended December 31, 2007.

The Company also entered into a 50/50 joint venture that purchased a portfolio of additional retail and office buildings in North Carolina from the Starmount Company on November 30, 2007. See Note 5 for additional information.

The results of operations of the acquired properties from Westfield and the Starmount Company have been included in the consolidated financial statements since their respective dates of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the respective acquisition dates during the year ended December 31, 2007:

Land	$99,609
Buildings and improvements	1,098,404
Above—market leases	39,572
In—place leases	31,745
Total assets	1,269,330
Mortgage notes payable assumed	(458,182)
Net discount on mortgage notes payable assumed	4,045
Below—market leases	(42,122)
Net assets acquired	$773,070

The following unaudited pro forma financial information is for the years ended December 31, 2007 and 2006. It presents the results of the Company as if each of the 2007 acquisitions had occurred at the beginning of each period presented. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisitions had occurred at the beginning of each of these periods. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Total revenues	$1,111,555	$1,087,478
Total expenses	(669,425)	(648,841)
Income from operations	$442,130	$438,637
Income from continuing operations	$143,154	$182,811
Net income available to common shareholders	$132,155	$176,776
Basic per share data:
Income from continuing operations, net of preferred dividends	$1.74	$2.38
Net income available to common shareholders	$2.02	$2.77
Diluted per share data:
Income from continuing operations, net of preferred dividends	$1.72	$2.33
Net income available to common shareholders	$2.00	$2.71

2006 Acquisitions

The Company did not complete any acquisitions in 2006.

2005 Acquisitions

Effective June 1, 2005, the Company acquired a 70% interest in Laurel Park Place, a regional mall in Livonia, MI, for a purchase price of $80,363. The purchase price consisted of $2,828 in cash, the assumption of $50,654 of non-recourse debt that bears interest at a stated rate of 8.50% and matures in December 2012 and the issuance of 571,700 Series L special common units (the “L-SCUs”) in the Operating Partnership with a fair value of $26,881. The Company recorded a debt premium of $10,552, computed using an estimated market interest rate of 5.00%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition. The terms of the L-SCUs are described in Note 9.

The Company may elect to acquire the remaining 30% ownership interest in Laurel Park Place, or a portion thereof, at any time following the acquisition date for a purchase price of $14,000, which will be paid either through the issuance of common units of limited partnership interest in the Operating Partnership or with cash, at the Company’s election. If the Company exercises its right to acquire the remaining 30% interest, or a portion thereof, prior to December 2012 through the issuance of common units, the common units issued will not be entitled to receive distributions until after December 2012. If the Company does not exercise its right to acquire the remaining 30% interest by December 2012, then the partner owning that interest will thereafter receive a preferred return equal to the greater of 12% or the 10-year treasury rate plus 800 basis points on the portion of its joint venture interest that has not yet been acquired by the Company. The Company receives all of the profits and losses of Laurel Park Place and is responsible for all of its debt. The $14,000 value of the minority partner’s interest has been recorded in Accounts Payable and Accrued Liabilities.

On July 14, 2005, the Company acquired The Mall of Acadiana, a super-regional mall in Lafayette, LA, for a cash purchase price, including transaction costs, of $175,204. The Company also entered into 10-year lease agreements for 13.4 acres of land adjacent to The Mall of Acadiana, which provide the Company the right to purchase the land for a cash purchase price of $3,327 during the first year of the lease term, $3,510 during the second year and amounts increasing by 10% per year for each year of the lease term thereafter. After the first year, the seller may put the land to the Company for a price equal to the amounts set forth in the previous sentence. The Company also obtained a ten-year option to acquire another adjacent 14.9 acre tract of land for a cash purchase price of $3,245 during the first six months of the option, which increases to $3,407 during the second six months of the option and to $3,570 during the remaining nine years of the option. The Company acquired the 13.4 acre tract of land in 2006.

On November 7, 2005, the Company acquired Layton Hills Mall in Salt Lake City, UT, for a cash purchase price, including transaction costs, of $120,926. The Company funded a portion of the purchase price with a new, short-term loan of $102,850 that bore interest at the London Interbank Offered Rate (“LIBOR”) plus 95 basis points. The Company retired this loan in May 2006.

On November 16, 2005, the Company acquired Oak Park Mall in Overland, KS, Hickory Point Mall in Forsyth, IL, and Eastland Mall in Bloomington, IL, for a purchase price, including transaction costs, of $508,180, which consisted of $127,111 in cash, the assumption of $335,100 of interest-only, non-recourse loans that bear interest at a stated rate of 5.85% and mature in November 2015 and the issuance of 1,144,924 Series K special common units (the “K-SCUs”) of limited partnership interest in the Operating Partnership with a fair value of $45,969. The Company funded part of the cash portion of the purchase price with a new, non-recourse loan of $33,150 that bears interest at 5.85% and matures in November 2015. The terms of the K-SCUs are described in Note 9.

The results of operations of the acquired properties have been included in the consolidated financial statements since their respective dates of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the respective acquisition dates during the year ended December 31, 2005:

Land	$95,863
Buildings and improvements	763,523
Above—market leases	30,759
Tenant relationships	49,796
In—place leases	24,021
Total assets	963,962
Mortgage notes payable assumed	(385,754)
Premiums on mortgage notes payable assumed	(10,552)
Below—market leases	(54,263)
Other long—term liabilities	(14,474)
Net assets acquired	$498,919

The following unaudited pro forma financial information is for the year ended December 31, 2005. It presents the results of the Company as if each of the 2005 acquisitions had occurred on January 1, 2005. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisitions had occurred on January 1, 2005. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for the year ended December 31, 2005 are as follows:

2005
Total revenues	$971,647
Total expenses	(549,938)
Income from operations	$421,709
Income from continuing operations	$153,319
Net income available to common shareholders	$123,526
Basic per share data:
Income from continuing operations, net of preferred dividends	$1.96
Net income available to common shareholders	$1.96
Diluted per share data:
Income from continuing operations, net of preferred dividends	$1.89
Net income available to common shareholders	$1.90

NOTE 4. DISCONTINUED OPERATIONS

During August 2007, the Company sold Twin Peaks Mall in Longmont, CO to a third party for an aggregate sales price of $33,600 and recognized a gain on the sale of $3,971. During December 2007, the Company sold The Shops at Pineda Ridge in Melbourne, FL to a third party for an aggregate sales price of $8,500 and recognized a gain on the sale of $2,294.

The Company has determined that the results of operations for eight community centers and eleven office properties originally acquired during the fourth quarter of 2007 from the Starmount Company and Chicopee Marketplace III, a community center located in Chicopee, MA should be reclassified to discontinued operations for the year ended December 31, 2007.

During May 2006, the Company sold three community centers for an aggregate sales price of $42,280 and recognized a gain of $7,215. The Company also sold two community centers in May 2006 for an aggregate sales price of $63,000 and recognized a loss on impairment of real estate assets of $274. All five of these community centers were sold to Galileo America LLC (“Galileo America”) in connection with a put right the Company had previously entered into with Galileo America. The Company, as tenant, entered into separate master lease agreements with Galileo America, as landlord, covering a total of three spaces in the properties sold to Galileo America. Under each master lease agreement, the Company is obligated to pay Galileo America an agreed-upon minimum annual rent, plus a pro rata share of common area maintenance expenses and real estate taxes, for each designated space for a term of two years from the closing date. The Company had a liability of $56 and $252 at December 31, 2007 and 2006, respectively, for the amounts to be paid over the remaining terms of the master lease obligations. To the extent the Company is relieved of its obligations under the master lease agreements as a result of leasing the spaces to third parties, the Company will recognize additional gain on sale of real estate assets.

During 2005, the Company sold six community centers for an aggregate sales price of $12,600. Additionally, the Company determined that two community centers met the criteria to be reflected as held for sale as of December 31, 2005 and recognized a loss on impairment of $1,029.

Total revenues of the centers described above that are included in discontinued operations were $6,550, $11,322 and $11,837 in 2007, 2006 and 2005, respectively. All periods presented have been adjusted to reflect the operations of the centers described above as discontinued operations.

NOTE 5. JOINT VENTURES

Unconsolidated Affiliates

At December 31, 2007, the Company had investments in the following 15 entities, which are accounted for using the equity method of accounting:

Joint Venture	Property Name	Company’s Interest
Governor’s Square IB	Governor’s Plaza	50.00%
Governor’s Square Company	Governor’s Square	47.50%
High Pointe Commons, LP	High Pointe Commons	50.00%
Imperial Valley Mall L.P.	Imperial Valley Mall	60.00%
Imperial Valley Peripheral L.P.	Imperial Valley Mall (vacant land)	60.00%
Kentucky Oaks Mall Company	Kentucky Oaks Mall	50.00%
Mall of South Carolina L.P.	Coastal Grand—Myrtle Beach	50.00%
Mall of South Carolina Outparcel L.P.	Coastal Grand—Myrtle Beach (vacant land)	50.00%
Mall Shopping Center Company	Plaza del Sol	50.60%
Parkway Place L.P.	Parkway Place	45.00%
Triangle Town Member LLC	Triangle Town Center, Triangle Town Commons and Triangle Town Place	50.00%
York Town Center, LP	York Town Center	50.00%
JG Gulf Coast Town Center	Gulf Coast Town Center	50.00%
CBL Brazil	Plaza Macae	60.00%
CBL-TRS Joint Venture, LLC	Friendly Center, The Shops at Friendly Center and a portfolio of six office buildings	50.00%

Condensed combined financial statement information of these unconsolidated affiliates is presented as follows:

	December 31,
	2007	2006
ASSETS:
Net investment in real estate assets	$ 1,020,068	$ 588,300
Other assets	86,367	37,047
Total assets	$ 1,106,435	$ 625,347
LIABILITIES:
Mortgage and other notes payable	$ 875,387	$ 489,810
Other liabilities	36,376	18,526
Total liabilities	911,763	508,336
OWNERS' EQUITY:
The Company	126,071	80,414
Other investors	68,601	36,596
Total owners' equity	194,672	117,010
Total liabilities and owners’ equity	$ 1,106,435	$ 625,346

	Year Ended December 31,
	2007	2006	2005

Total revenues	$105,256	$94,785	$118,823
Depreciation and amortization	(31,177)	(26,488)	(30,273)
Other operating expenses	(32,579)	(28,514)	(32,738)
Income from operations	41,500	39,783	55,812
Interest income	283	176	246
Interest expense	(36,850)	(34,731)	(35,083)
Gain on sales of real estate assets	3,118	5,244	6,717
Discontinued operations	-	-	55
Net income	$8,051	$10,472	$27,747

Debt on these properties is non-recourse, excluding Parkway Place. See Note 15 for a description of guarantees the Company has issued related to certain unconsolidated affiliates.

In June 2007, JG Gulf Coast Town Center LLC obtained a ten-year, non-recourse mortgage note payable of $190,800 that has a fixed interest rate of 5.601% and matures on July 2017. The net proceeds were used to retire the outstanding borrowings of $143,023 under the construction loan that was incurred to develop Phase I and Phase II of Gulf Coast Town Center.

In December 2006, Kentucky Oaks Mall Company obtained a ten-year, non-recourse mortgage note payable of $30,000 that has a fixed interest rate of 5.27% and matures in January 2017. The net proceeds were used to retire the outstanding borrowings of $29,684 under the previous mortgage loan.

In September 2005, Imperial Valley Mall L.P. obtained a ten-year, non-recourse mortgage note payable of $60,000 that has a fixed interest rate of 4.985% and matures in September 2015. The proceeds of the loan were used to retire the outstanding borrowings of $58,265 under the construction loan that was incurred to develop Imperial Valley Mall.

CBL-TRS Joint Venture

Effective November 30, 2007, the Company entered into a 50/50 joint venture, CBL-TRS Joint Venture, LLC (“CBL-TRS”), with Teachers’ Retirement System of The State of Illinois (“TRS”). CBL-TRS acquired a portfolio of retail and office buildings in North Carolina including Friendly Center and The Shops at Friendly Center in Greensboro and six office buildings located adjacent to Friendly Center. The portfolio was acquired from the Starmount Company. The total purchase price paid by CBL-TRS was $260,679, which consisted of $216,146 in cash, including transaction costs, and the assumption of $44,533 of non-recourse debt at a fixed interest rate of 5.90% that matures in January 2017.

The Company and TRS each contributed cash of $58,045 to CBL-TRS. The Company also made a short-term loan of $100,000 to CBL-TRS that is to be repaid through financing to be obtained independently by CBL-TRS. The financing is expected to close in March 2008.

Under the terms of the joint venture agreement, neither member is required to make additional capital contributions, except as specifically stated in the agreement governing the joint venture. CBL-TRS’ profits and distributions of cash flows are allocated 50/50 to TRS and the Company.

CBL Brazil

In October 2007, the Company entered into a condominium partnership agreement with several individual investors and a former land owner, to acquire a 60% interest in a new retail development in Macaé, Brazil. The Company’s total share of the development costs is capped at R$31,207 (Reas), or using the exchange rate as of December 31, 2007 of 0.562114, $17,542 USD. At December 31, 2007, the Company had incurred total funding of $9,813 USD. Tenco Realty (“Tenco”), a retail owner, operator and developer based in Belo Horizonte, Brazil, will develop and manage the center. Cash flows will be distributed on a pari passu basis among the partners. In November 2007, the Company announced that it has agreed to form a joint venture with Tenco. CBL will have the opportunity to purchase a minimum 51% interest in any future Tenco developments.

Triangle Town Member LLC Joint Venture

On November 16, 2005, the Company formed a 50/50 joint venture Triangle Town Member LLC, with Jacobs to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC. The Company assumed management, leasing and any future development responsibilities of the properties.

Jacobs’ initial contribution consisted of the three shopping centers and the Company made an initial cash contribution of $1,560. Concurrent with its formation, the joint venture entered into a new ten-year, fixed rate non-recourse loan of $200,000, secured by the collective centers. The proceeds from the loan were used to retire an existing construction loan totaling $121,828 and the balance was paid to Jacobs as a partial return of Jacobs’ equity. The joint venture equity will be equalized between Jacobs and the Company through future contributions by the Company and through property cash flow distributions.

Under the terms of the joint venture agreement, the Company is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the property, and any operating deficits of the joint venture. The Company has guaranteed funding of such items up to a maximum of $50,000. The joint venture’s profits and losses are allocated 50/50 to Jacobs and the Company. The Company receives a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital, and repayment of the balance of Jacobs’ equity, share equally with Jacobs in the joint venture’s cash flows.

Galileo America Joint Venture

On September 24, 2003, the Company formed Galileo America, a joint venture with Galileo America, Inc., the U.S. affiliate of Australia-based Galileo America Shopping Trust, to invest in community centers throughout the United States. The arrangement provided for the Company to sell, in three phases, its interests in 51 community centers for a total price of $516,000 plus a 10% interest in Galileo America. The three phases had been closed on by January 5, 2005. The Company recognized a loss on impairment of real estate assets of $262 during the year ended December 31, 2005 related to the properties included in the third phase.

The Company, as tenant, entered into separate master lease agreements with Galileo America, as landlord, covering certain spaces in certain of the properties sold to the joint venture. Under each master lease agreement, the Company was obligated to pay Galileo America an agreed-upon minimum annual rent, plus a pro rata share of common area maintenance expenses and real estate taxes, for each designated space for a term of five years from the applicable property’s closing date. Two properties in the first phase and one in the second phase were subject to master lease agreements. During 2005, the Company recognized a gain of $2,505 as a result of being relieved of its obligation under the master lease arrangements as spaces were leased to third parties.

On August 10, 2005, the Company transferred all of its 8.4% ownership interest in Galileo America to Galileo America in exchange for Galileo America’s interest in two community centers: Springdale Center in Mobile, AL, and Wilkes-Barre Township Marketplace in Wilkes-Barre Township, PA. The two properties had a fair value of $60,000. The Company recognized a gain of $42,022, in accordance with SFAS No. 153, on the redemption of its interest in Galileo America, which represents the excess of the fair value of the two properties over the carrying amount of the Company’s investment in Galileo America of $17,978. The Company had the right to put the two properties to Galileo America for $60,000 in cash at any time for one year following the redemption,as well as additional property at Springdale Center that the Company held in a ground lease for $3,000 in cash. As discussed in Note 4, the Company exercised its put right and sold these properties to Galileo America in May 2006. The Company also entered into an agreement to provide advisory services to Galileo America for a period of three years in exchange for $1,000 per year. The Company recorded a loss on impairment during 2005 related to these properties, which is discussed in Note 4.

The Company sold its management and advisory contracts with Galileo America to New Plan Excel Realty Trust, Inc. (“New Plan”) for $22,000 in cash and, after reductions for closing costs, recognized a gain of $21,619 during 2005. The Company also transferred its remaining obligations of $3,818 under the master lease agreement to New Plan by paying New Plan a cash payment of $1,925. The Company recognized a gain of $1,893 during 2005 as a result of the settlement of the remaining master lease liability.

New Plan retained the Company to manage nine properties that Galileo America had recently acquired from a third party for a term of 17 years beginning on the third anniversary of the closing and will pay the Company a management fee of $1,000 per year. At any time after November 22, 2007, New Plan could terminate the agreement by paying the Company a termination fee of $7,000.

In October 2007, the Company received notification that New Plan had determined to exercise its right to terminate the management agreement by paying the Company a termination fee of $7,000, payable on August 10, 2008. However, the Company has not recognized the $7,000 as income in the consolidated financial statements due to uncertainty regarding the collectibility of the fee. The Company will recognize the $7,000 as gain in the period that it determines collectibility is reasonably assured.

Separately, Galileo America entered into an agreement to acquire New Plan’s interest in a portfolio of properties. Under the terms of its agreement with Galileo America, the Company received an acquisition fee of $8,000 related to that transaction, which was recognized as management fee revenues during 2005.

As a result of the disposition of its ownership interest in Galileo America and the sale of the related management and advisory contracts, the Company recorded additional compensation expense of $1,301 in 2005 related to the severance of affected personnel, including $736 related to the accelerated vesting of stock-based compensation awards for certain of the affected personnel.

Cost Method Investments

In February 2007, the Company acquired a 6.2% minority interest in subsidiaries of Jinsheng Group (“Jinsheng”), an established mall operating and real estate development company located in Nanjing, China, for $10,125. As of December 31, 2007, Jinsheng owns controlling interests in four home decor shopping malls and two general retail shopping centers.

Jinsheng also issued to the Company a secured convertible promissory note in exchange for cash of $4,875. The note is secured by 16,565,534 Series 2 Ordinary Shares of Jinsheng. The secured note is non-interest bearing and matures upon the earlier to occur of (i) January 22, 2012, (ii) the closing of the sale, transfer or other disposition of substantially all of Jinsheng’s assets, (iii) the closing of a merger or consolidation of Jinsheng or (iv) an event of default, as defined in the secured note. In lieu of the Company’s right to demand payment on the maturity date, at any time commencing upon the earlier to occur of January 22, 2010 or the occurrence of a Final Trigger Event, as defined in the secured note, the Company may, at its sole option, convert the outstanding amount of the secured note into 16,565,534 Series A-2 Preferred Shares of Jinsheng (which equates to a 2.275% ownership interest).

Jinsheng also granted the Company a warrant to acquire 5,461,165 Series A-3 Preferred Shares for $1,875. The warrant expires upon the earlier of January 22, 2010 or the date that Jinsheng distributes, as a dividend, shares of Jinsheng’s successor should Jinsheng complete an initial public offering.

The Company accounts for its minority interest in Jinsheng using the cost method because the Company does not exercise significant influence over Jinsheng and there is no readily determinable market value of Jinsheng’s shares since they are not publicly traded. The Company recorded the secured note at its estimated fair value of $4,513, which reflects a discount of $362 due to the fact that it is non-interest bearing. The discount is amortized to interest income over the term of the secured note using the effective interest method. The minority interest and the secured note are reflected as investment in unconsolidated affiliates in the accompanying consolidated balance sheet. The Company recorded the warrant at its estimated fair value of $362, which is included in other assets in the accompanying consolidated balance sheet. There have been no significant changes to the fair values of the secured note and warrant.

Variable Interest Entities

In August 2007, the Company entered into a joint venture agreement with a third party to develop and operate Statesboro Crossing, an open-air shopping center in Statesboro, GA. The Company holds a 50% ownership interest in the joint venture. The Company determined that its investment represents a variable interest in a variable interest entity and that the Company is the primary beneficiary. As a result, the joint venture is presented in the accompanying financial statements as of December 31, 2007 on a consolidated basis, with the interests of the third party reflected as minority interest. At December 31, 2007, this joint venture had total assets of $4,921.

In May 2007, the Company entered into a joint venture agreement with certain third parties to develop and operate The Village at Orchard Hills, a lifestyle center in Grand Rapids Township, MI. The Company holds a 50% ownership interest in the joint venture. The Company determined that its investment represents a variable interest in a variable interest entity and that the Company is the primary beneficiary. As a result, the joint venture is presented in the accompanying financial statements as of December 31, 2007 on a consolidated basis, with the interests of the third parties reflected as minority interest. At December 31, 2007, this joint venture had total assets of $5,169.

In March 2007, the Company entered into a joint venture agreement with a third party to develop and operate Settlers Ridge, an open-air shopping center in Robinson Township, PA. The Company holds a 60% ownership interest in the joint venture. The Company determined that its investment represents a variable interest in a variable interest entity and that the Company is the primary beneficiary. The joint venture is presented in the accompanying financial statements on a consolidated basis, with the interests of the third party reflected as minority interest. At December 31, 2007, this joint venture had total assets of $31,549.

The Company has a 10% ownership interest and is the primary beneficiary in a joint venture that owns and operates Willowbrook Plaza in Houston, TX, Massard Crossing in Ft. Smith, AR and Pemberton Plaza in Vicksburg, MS. At December 31, 2007 and 2006, this joint venture had total assets of $53,727 and $54,516, respectively, and a mortgage note payable of $36,535 and $36,987, respectively.

In April 2005, the Company formed JG Gulf Coast Town Center LLC, a joint venture with Jacobs to develop Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida. Under the terms of the joint venture agreement, the Company initially contributed $40,335 for a 50% interest in the joint venture, the proceeds of which were used to refund the aggregate acquisition and development costs incurred with respect to the project that were previously paid by Jacobs. The Company must also provide any additional equity necessary to fund the development of the property, as well as to fund up to an aggregate of $30,000 of operating deficits of the joint venture. The Company receives a preferred return of 11% on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital, share equally with Jacobs in the joint venture’s profits.

In 2007, JG Gulf Coast Town Center obtained a non-recourse mortgage note payable of $190,800, the proceeds of which were used to retire the outstanding borrowings of $143,023 on the construction loan that funded the construction of the property. The net proceeds of $47,777 were first distributed to CBL to the extent of its unreturned capital advances plus accrued and unpaid preferred returns, and then pro rata to the Company and Jacobs.

As of December 31, 2006, the Company determined that this joint venture was a variable interest entity in which it was the primary beneficiary in accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities and consolidated the joint venture. During the fourth quarter of 2007, the Company reconsidered whether or not this entity was a variable interest entity and determined that it was not. As a result, the Company ceased consolidating this variable interest entity and began accounting for it as an unconsolidated affiliate using the equity method of accounting during the fourth quarter of 2007.

In October 2006, the Company entered into a loan agreement with a third party under which the Company would loan the third party up to $18,000 to fund land acquisition costs and certain predevelopment expenses for the purpose of developing a shopping center. The loan agreement provides that the Company may convert the loan to a 50% ownership interest in the third party at anytime. The Company determined that its loan to the third party represents a variable interest in a variable interest entity and that the Company is the primary beneficiary. As a result, the Company consolidates this entity. At December 31, 2007 and 2006, this joint venture had total assets of $18,233 and $10,743, respectively.

In October 2006, the Company entered into a loan agreement with a third party under which the Company would loan the third party up to $7,300 to fund land acquisition costs and certain predevelopment expenses for the purpose of developing a shopping center. The loan agreement provides that, in certain circumstances, the Company may convert the loan to a 25% ownership interest in the third party. As of December 31, 2006, the Company determined that its loan to the third party was a variable interest in a variable interest entity and that the Company was the primary beneficiary. As a result, the Company consolidated this entity as of December 31, 2006. During 2007, the Company reconsidered its status as the primary beneficiary of this variable interest entity and determined that it no longer was the primary beneficiary. Therefore, the Company ceased consolidating this variable interest entity and has recorded the loan as a mortgage note receivable. The loan bears interest at 9.0% and matures on October 31, 2008.

NOTE 6. MORTGAGE AND OTHER NOTES PAYABLE

Mortgage and other notes payable consisted of the following:

	December 31, 2007		December 31, 2006
	Amount	Weighted Average Interest Rate (1)	Amount	Weighted Average Interest Rate (1)
Fixed-rate debt:
Non-recourse loans on operating properties	$4,543,515	5.85%	$3,517,710	5.99%
Variable-rate debt:
Recourse term loans on operating properties	81,767	6.15%	101,464	6.48%
Lines of credit (2)	1,165,032	6.28%	830,932	6.19%
Construction loans	79,004	6.20%	114,429	6.61%
Total variable-rate debt	1,325,803	6.13%	1,046,825	6.26%
Total	$5,869,318	5.92%	$4,564,535	6.06%

(1)	Weighted average interest rate including the effect of debt premiums and discounts, but excluding the amortization of deferred financing costs.
(2)

The Company has entered into an interest rate swap on a notional amount of $250,000 related to its largest secured credit facility to effectively fix the interest rate on that portion of the line of credit. Therefore, this amount is currently reflected in fixed-rate debt.

Non-recourse and recourse term loans include loans that are secured by properties owned by the Company that have a net carrying value of $6,031,639 at December 31, 2007.

Fixed-Rate Debt

At December 31, 2007, fixed-rate loans bear interest at stated rates ranging from 4.52% to 8.42%. Outstanding borrowings under fixed-rate loans include net unamortized debt premiums of $22,927 that were recorded when the Company assumed debt to acquire real estate assets that was at a net above-market interest rate compared to similar debt instruments at the date of acquisition. Fixed-rate loans generally provide for monthly payments of principal and/or interest and mature at various dates from February 2008 through May 2017, with a weighted average maturity of 5.1 years.

During the second quarter of 2007, the Company obtained two separate ten-year, non-recourse loans totaling $207,520 that bear interest at fixed rates ranging from 5.60% to 5.66%, with a weighted average of 5.61%. The loans are secured by Gulf Coast Town Center and Eastgate Crossing. The proceeds were used to retire two variable rate loans totaling $143,258 and to reduce outstanding balances on the Company’s credit facilities.

During the first quarter of 2007, the Company obtained six separate ten-year, non-recourse loans totaling $417,040 that bear interest at fixed rates ranging from 5.67% to 5.68%, with a weighted average of 5.67%. The loans are secured by Mall of Acadiana, Citadel Mall, The Plaza at Fayette Mall, Layton Hills Mall and its associated center, Hamilton Corner and The Shoppes at St. Clair Square. The proceeds were used to retire $92,050 of mortgage notes payable that were scheduled to mature during the succeeding twelve months and to reduce outstanding balances on the Company’s credit facilities. The mortgage notes payable that were retired consisted of two variable rate term loans totaling $51,825 and three fixed rate loans totaling $40,225. The Company recorded a loss on extinguishment of debt of $227 related to prepayment fees and the write-off of unamortized deferred financing costs associated with the loans that were retired.

During the third quarter of 2006, the Company obtained four separate ten-year, non-recourse loans totaling $317,000 that bear interest at fixed rates ranging from 5.86% to 6.10%, with a weighted average rate of 5.96%. The proceeds were used to retire $249,752 of mortgage notes payable that were scheduled to mature during the succeeding twelve months and to pay outstanding balances on the Company’s credit facilities. The mortgage notes payable that were retired consisted of three variable rate term loans totaling $189,150 and one fixed rate loan of $60,602. The Company recorded a loss on extinguishment of debt of $935 related to prepayment fees and the write-off of unamortized deferred financing costs associated with the loans that were retired.

Variable-Rate Debt

Recourse term loans bear interest at variable interest rates indexed to the prime lending rate or LIBOR. At December 31, 2007, interest rates on recourse loans varied from 5.54% to 6.49%. These loans mature at various dates from June 2008 to December 2010, with a weighted average maturity of 1.7 years.

Unsecured Line of Credit

The Company has an unsecured credit facility that is used for construction, acquisition and working capital purposes, as well as issuances of letters of credit. The unsecured credit facility has total availability of $560,000 that bears interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 0.75% to 1.20% based on the Company’s leverage, as defined in the agreement to the facility. Additionally, the Company pays an annual fee equal to 0.1% of the amount of total availability under the unsecured credit facility. The credit facility matures in August 2008 and has three one-year extension options, which are at the Company’s election. At December 31, 2007, the outstanding borrowings of $490,232 under the unsecured credit facility had a weighted average interest rate of 5.98%.

In November 2007, in conjunction with the acquisition of certain properties from the Starmount Company or its affiliates (the “Starmount Properties”), the Company entered into an Unsecured Credit Agreement (the “Agreement”) with Wells Fargo Bank, National Association, as administrative agent, U.S. Bank National Association, Bank of America, N.A., and Aareal Bank AG. Under the terms of the Agreement, the Company may borrow up to a total of $459,140 through a series of up to three separate advances. The proceeds received from the advances may only be used to fund the acquisition of the Starmount Properties. Borrowings of up to $193,000 and $266,140 mature on November 30, 2008 and November 30, 2010 (the “Maturity Dates”), respectively. The Company may extend each of the Maturity Dates by up to two periods of one year each and must pay an extension fee equal to 0.15% of the then current outstanding amount. The advances bear interest at a rate of LIBOR plus a margin ranging from 0.95% to 1.40% based on the Company’s leverage ratio, as defined in the Agreement.  Accrued and unpaid interest on the outstanding principal amount of each advance is payable monthly and the Company may make voluntary prepayments prior to the Maturity Dates without penalty. Net proceeds from a sale, or the Company’s share of excess proceeds from any refinancings, of any of the properties originally purchased with borrowings from this unsecured credit agreement must be used to pay down any remaining outstanding balance. The Agreement contains default provisions customary for transactions of this nature and also contains cross-default provisions for defaults of the Company’s $560,000 unsecured facility and $525,000 unsecured facility. At December 31, 2007, the outstanding borrowings under this unsecured credit agreement totaled $348,800 and had a weighted average interest rate of 5.95%.

Secured Lines of Credit

The Company has four secured lines of credit that are used for construction, acquisition, and working capital purposes, as well as issuances of letters of credit. Each of these lines is secured by mortgages on certain of the Company’s operating properties. Borrowings under the secured lines of credit bear interest at a rate of LIBOR plus a margin ranging from 0.80% to 0.90% and had a weighted average interest rate of 5.70% at December 31, 2007. The Company also pays a fee based on the amount of unused availability under its largest secured credit facility at a rate of 0.125% or 0.250%, depending on the level of unused availability. The following summarizes certain information about the secured lines of credit as of December 31, 2007:

Total Available	Total Outstanding	Maturity Date
$525,000	$525,000	February 2009
100,000	13,800	June 2009
20,000	20,000	March 2010
17,200	17,200	April 2010
$662,200	$576,000

In September 2007, the Company amended its largest secured credit facility to increase the maximum availability from $476,000 to $525,000 and to substitute certain collateral under the facility.

On December 31, 2007, the Company entered into a $250,000 pay fixed/receive variable interest rate swap agreement with Wells Fargo Bank, National Association, to hedge the interest rate risk exposure on an amount of borrowings on the Company’s largest secured credit facility equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on the Company’s designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap will effectively fix the interest payments on the portion of debt principal corresponding to the swap notional amount at 4.605%. The swap had no value as of December 31, 2007, and matures on December 30, 2009.

In May 2007, the Company amended its $100,000 secured credit facility to change the maturity date from June 1, 2008 to June 1, 2009 and to revise the investment concentration covenant for consistency with the Company’s major credit facilities.

The secured lines of credit are secured by 22 of the Company’s properties, which had an aggregate net carrying value of $512,236 at December 31, 2007.

Letters of Credit

At December 31, 2007, the Company had additional secured and unsecured lines of credit with a total commitment of $42,654 that are only used for issuing letters of credit. The letters of credit outstanding under these lines of credit totaled $18,362 at December 31, 2007.

Covenants and Restrictions

The secured and unsecured line of credit agreements contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. Additionally, certain property-specific mortgage notes payable require the maintenance of debt service coverage ratios on their respective properties. The Company was in compliance with all covenants and restrictions at December 31, 2007.

Thirty-nine malls/open-air centers, nine associated centers, three community centers and the corporate office building are owned by special purpose entities that are included in the Company’s consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these properties, each of which is encumbered by a commercial-mortgage-backed-securities loan. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Company.

Debt Maturities

As of December 31, 2007, the scheduled principal payments on all mortgage and other notes payable, including construction loans and lines of credit, are as follows:

2008	$1,113,019
2009	974,443
2010	765,647
2011	314,081
2012	540,887
Thereafter	2,138,314
5,846,391
Net unamortized premiums	22,927
$5,869,318

Of the $1,130,219 of scheduled principal payments in 2008, $1,068,786 is related to eleven loans and three lines of credit that are scheduled to mature in 2008. The Company intends to extend, retire or refinance these loans.

NOTE 7. LOSS ON EXTINGUISHMENT OF DEBT

The losses on extinguishment of debt resulted from prepayment penalties, the write-off of unamortized deferred financing costs and unamortized debt premiums when notes payable were retired before their scheduled maturity dates as follows:

	Year Ended December 31,
	2007	2006	2005

Prepayment fees	$227	$557	$6,524
Unamortized deferred financing costs	-	378	976
Unamortized debt premiums	-	-	(1,329)
	$227	$935	$6,171

NOTE 8. SHAREHOLDERS’ EQUITY

Common Stock Repurchase Plan

On August 2, 2007, the Company’s board of directors approved a $100,000 common stock repurchase plan effective for twelve months. Under the August 2007 plan, purchases of shares of the Company’s common stock may be made from time to time, subject to market conditions and at prevailing market prices, through open market purchases. Any stock repurchases are to be funded through the Company’s available cash and credit facilities. The Company is not obligated to repurchase any shares of stock under the plan and the Company may terminate the plan at any time. Repurchased shares are deemed retired and are, accordingly, cancelled and no longer considered issued. As of December 31, 2007, the Company had repurchased 148,500 shares at a cost of approximately $5,168. The cost of repurchased shares is recorded as a reduction in the respective components of shareholders’ equity.

In November 2005, the Company’s board of directors approved a plan to repurchase up to $60,000 of the Company’s common stock by December 31, 2006. The Company had repurchased 1,371,034 shares of its common stock as of December 31, 2005 for a total of $54,998. The Company did not repurchase any additional shares under this plan subsequent to December 31, 2005.

Preferred Stock

On June 28, 2007, the Company redeemed its 2,000,000 outstanding shares of 8.75% Series B Cumulative Redeemable Stock (the “Series B Preferred Stock”) for $100,000, representing a liquidation preference of $50.00 per share, plus accrued and unpaid dividends of $2,139. In connection with the redemption of the Series B Preferred Stock, the Company incurred a charge of $3,630 to write off direct issuance costs that were recorded as a reduction of additional paid-in capital when the Series B Preferred Stock was issued. The charge is included in preferred dividends in the accompanying consolidated statement of operations for the year ended December 31, 2007.

On August 22, 2003, the Company issued 4,600,000 depositary shares in a public offering, each representing one-tenth of a share of 7.75% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) with a par value of $0.01 per share. The Series C Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series C Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $19.375 per share ($1.9375 per depositary share) per annum. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series C Preferred Stock cannot be redeemed by the Company prior to August 22, 2008. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends. The net proceeds of $111,227 were used to partially fund certain acquisitions and to reduce outstanding borrowings on the Company’s credit facilities.

On December 13, 2004, the Company issued 7,000,000 depositary shares in a public offering, each representing one-tenth of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) with a par value of $0.01 per share. The Series D Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series D Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per share ($1.84375 per depositary share) per annum. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series D Preferred Stock cannot be redeemed by the Company prior to December 13, 2009. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends. The net proceeds of $169,333 were used to reduce outstanding borrowings on the Company’s credit facilities.

Holders of each series of preferred stock will have limited voting rights if dividends are not paid for six or more quarterly periods and in certain other events.

Dividends

On November 6, 2007, the Company declared a cash dividend of $0.5450 per share of common stock for the quarter ended December 31, 2007. The dividend was paid on January 15, 2008, to shareholders of record as of December 28, 2007. The total dividend of $36,149 is included in accounts payable and accrued liabilities at December 31, 2007. The total dividend included in accounts payable and accrued liabilities at December 31, 2006 was $33,038.

The allocations of dividends declared and paid for income tax purposes are as follows:

	Year Ended December 31,
	2007	2006	2005
Dividends declared:
Common stock	$2.06000	$1.87750	$1.76625
Series B preferred stock	$1.09375	$4.37500	$4.37500
Series C preferred stock	$19.375	$19.375	$19.375
Series D preferred stock	$18.4375	$18.4375	$19.3594

Allocations:
Common stock
Ordinary income	77.86%	97.56%	100.00%
Capital gains 15% rate	1.65%	2.22%	0.00%
Capital gains 25% rate	0.00%	0.22%	0.00%
Return of capital	20.49%	0.00%	0.00%
Total	100.00%	100.00%	100.00%

Preferred stock (1)
Ordinary income	97.93%	97.56%	100.00%
Capital gains 15% rate	2.07%	2.22%	0.00%
Capital gains 25% rate	0.00%	0.22%	0.00%
Total	100.00%	100.00%	100.00%

(1) The allocations for income tax purposes are the same for each series of preferred stock for each period presented.

NOTE 9. MINORITY INTERESTS

Minority interests represent (i) the aggregate partnership interest in the Operating Partnership that is not owned by the Company and (ii) the aggregate ownership interest in 22 of the Company’s shopping center properties that is held by third parties.

Minority Interest in Operating Partnership

The minority interest in the Operating Partnership is represented by common units and special common units of limited partnership interest in the Operating Partnership (the “Operating Partnership Units”) that the Company does not own.

The assets and liabilities allocated to the Operating Partnership’s minority interests are based on their ownership percentage of the Operating Partnership at December 31, 2007 and 2006. The ownership percentage is determined by dividing the number of Operating Partnership Units held by the minority interests at December 31, 2007 and 2006 by the total Operating Partnership Units outstanding at December 31, 2007 and 2006, respectively. The minority interest ownership percentage in assets and liabilities of the Operating Partnership was 43.3% and 43.7% at December 31, 2007 and 2006, respectively.

Income is allocated to the Operating Partnership’s minority interests based on their weighted average ownership during the year. The ownership percentage is determined by dividing the weighted average number of Operating Partnership Units held by the minority interests by the total weighted average number of Operating Partnership Units outstanding during the year.

A change in the number of shares of common stock or Operating Partnership Units changes the percentage ownership of all partners of the Operating Partnership. An Operating Partnership Unit is considered to be equivalent to a share of common stock since it generally is redeemable for cash or shares of the Company’s common stock. As a result, an allocation is made between shareholders’ equity and minority interest in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership’s underlying equity when there is a change in the number of shares and/or Operating Partnership Units outstanding. During 2007 and 2006, the Company allocated

$9,361 and $1,785, respectively, from shareholders’ equity to minority interest. In 2005, the Company allocated $37,157 from minority interest to shareholders’ equity.

The total minority interest in the Operating Partnership was $493,515 and $550,905 at December 31, 2007 and 2006, respectively.

On November 6, 2007, the Operating Partnership declared a distribution of $28,235 to the Operating Partnership’s limited partners. The distribution was paid on January 15, 2008. This distribution represented a distribution of $0.5450 per unit for each common unit and $0.7322 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2007.

On November 2, 2006, the Operating Partnership declared a distribution of $26,267 to the Operating Partnership’s limited partners. The distribution was paid on January 16, 2007. This distribution represented a distribution of $0.5050 per unit for each common unit and $0.6346 to $0.7125 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2006.

Minority Interest in Operating Partnership-Conversion Rights

Under the terms of the Operating Partnership’s limited partnership agreement, each of the limited partners has the right to exchange all or a portion of its partnership interests for shares of CBL’s common stock or, at CBL’s election, their cash equivalent. When an exchange occurs, CBL assumes the limited partner’s ownership interests in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of Operating Partnership Units exchanged by the limited partner. The amount of cash received by the limited partner, if CBL elects to pay cash, will be based on the five-day trailing average of the trading price at the time of exercise of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the limited partnership interests in the Operating Partnership nor the shares of common stock of CBL are subject to any right of mandatory redemption.

At December 31, 2007, holders of 22,937,764 Series J special common units (“J-SCUs”) are eligible to exchange their units for shares of common stock or cash. The J-SCUs receive a distribution equal to that paid on the common units.

In July 2004, the Company issued 1,560,940 S-SCUs, all of which are outstanding as of December 31, 2007, in connection with the acquisition of Monroeville Mall. The S-SCUs received a minimum distribution of $2.53825 per unit per year for the first three years, and receive a minimum distribution of $2.92875 per unit per year hereafter.

In June 2005, the Company issued 571,700 L-SCUs, all of which are outstanding as of December 31, 2007, in connection with the acquisition of Laurel Park Place, which is discussed in Note 3. The L-SCUs receive a minimum distribution of $0.7575 per unit per quarter ($3.03 per unit per year). Upon the earlier to occur of June 1, 2020, or when the distribution on the common units exceeds $0.7575 per unit for four consecutive calendar quarters, the L-SCUs will thereafter receive a distribution equal to the amount paid on the common units.

In November 2005, the Company issued 1,144,924 K-SCUs, all of which are outstanding as of December 31, 2007, in connection with the acquisition of Oak Park Mall, Eastland Mall and Hickory Point Mall, which is discussed in Note 3. The K-SCUs received a dividend at a rate of 6.0%, or $2.85 per K-SCU, for the first year following the close of the transaction and will receive a dividend at a rate of 6.25%, or $2.96875 per K-SCU, thereafter. When the quarterly distribution on the Operating Partnership’s common units exceeds the quarterly K-SCU distribution for four consecutive quarters, the

K-SCUs will receive distributions at the rate equal to that paid on the Operating Partnership’s common units. At any time following the first anniversary of the closing date, the holders of the K-SCUs may exchange them, on a one-for-one basis, for shares of the Company’s common stock or, at the Company’s election, their cash equivalent.

The Company issued 237,390 common units in connection with the acquisition of Panama City Mall in 2002. These common units receive a minimum annual dividend of $1.6875 per unit until May 2012. When the distribution on the common units exceeds $1.6875 per unit, these common units will receive a distribution equal to that paid on the common units. Additionally, if the annual distribution on the common units should ever be less than $1.11 per unit, the $1.6875 per-unit dividend will be reduced by the amount that the per-unit distribution is less than $1.11 per unit. The annual distribution on the common units exceeded $1.6875 per unit during 2005.

During 2007, holders of 220,670 special common units and 2,848 common units of limited partnership interest in the Operating Partnership exercised their conversion rights. The Company elected to exchange cash of $9,502 in exchange for these units.

During 2006, holders elected to exchange 595,041 special common units and 1,480,066 common units. The Company elected to exchange $3,610 of cash and 1,979,644 shares of common stock for these units.

During 2005, holders elected to exchange 48,618 special common units and 3,518 common units and the Company elected to exchange $2,172 of cash for these units.

Outstanding rights to convert minority interests in the Operating Partnership to common stock were held by the following parties at December 31, 2007 and 2006:

	December 31,
	2007	2006
The Company	66,179,747	65,421,311
Jacobs	22,937,764	23,066,680
CBL’s Predecessor	17,493,676	17,493,676
Third parties	10,203,399	10,298,001
Total Operating Partnership Units	116,814,586	116,279,668

Minority Interest in Shopping Center Properties

The Company’s consolidated financial statements include the assets, liabilities and results of operations of 22 properties that the Company does not wholly own. The minority interests in shopping center properties represents the aggregate ownership interest of third parties in these properties. The total minority interests in shopping center properties was $426,782 and $8,545 at December 31, 2007 and 2006, respectively. The minority interest in shopping center properties as of December 31, 2007 reflects the issuance of PJV units to Westfield as more fully described in Note 3.

The assets and liabilities allocated to the minority interests in shopping center properties are based on the third parties’ ownership percentages in each shopping center property at December 31, 2007 and 2006. Income is allocated to the minority interests in shopping center properties based on the third parties’ weighted average ownership in each shopping center property during the year.

NOTE 10. MINIMUM RENTS

The Company receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under noncancellable tenant leases at December 31, 2007, as follows:

2008	$639,743
2009	554,842
2010	489,468
2011	421,787
2012	353,752
Thereafter	395,416
$3,855,008

Future minimum rents do not include percentage rents or tenant reimbursements that may become due.

NOTE 11. MORTGAGE NOTES RECEIVABLE

Mortgage notes receivable are collateralized by first mortgages, wrap-around mortgages on the underlying real estate and related improvements or by assignment of 100% of the partnership interests that own the real estate assets. Interest rates on notes receivable range from 5.0% to 10.0%, with a weighted average interest rate of 5.93% and 7.33% at December 31, 2007 and 2006, respectively. Maturities of notes receivable range from February 2008 to January 2047.

NOTE 12. SEGMENT INFORMATION

The Company measures performance and allocates resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short- and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Company’s reportable segments is presented as follows:

Year Ended December 31, 2007	Malls	Associated Centers	Community Centers	All Other (2)	Total
Revenues	$ 956,742	$ 43,213	$ 9,389	$ 29,584	$ 1,038,928
Property operating expenses (1)	(331,476)	(10,184)	(3,450)	30,146	(314,964)
Interest expense	(235,162)	(8,790)	(3,500)	(40,432)	(287,884)
Other expense	-	-	-	(18,525)	(18,525)
Gain on sales of real estate assets	5,219	(11)	(2,425)	12,787	15,570
Segment profit and loss	$ 395,323	$ 24,228	$ 14	$ 13,560	$ 433,125
Depreciation and amortization expense					(243,025)
General and administrative expense					(37,852)
Interest and other income					10,923
Impairment of marketable securities					(18,456)
Loss on extinguishment of debt					(227)
Equity in earnings of unconsolidated affiliates					3,502
Income tax provision					(8,390)
Minority interest in earnings					(58,461)
Income from continuing operations					$ 81,139
Total assets	$ 6,876,842	$ 351,003	$ 188,441	$ 688,761	$ 8,105,047
Capital expenditures (3)	$ 1,355,257	$ 17,757	$ 133,253	$ 390,208	$ 1,896,475

Year Ended December 31, 2006	Malls	Associated Centers	Community Centers	All Other (2)	Total
Revenues	$ 921,813	$ 38,659	$ 7,403	$ 27,627	$ 995,502
Property operating expenses (1)	(311,094)	(9,228)	(2,356)	28,382	(294,296)
Interest expense	(214,709)	(4,681)	(2,826)	(34,851)	(257,067)
Other expense	-	-	-	(18,623)	(18,623)
Gain on sales of real estate assets	4,405	1,033	34	9,033	14,505
Segment profit and loss	$ 400,415	$ 25,783	$ 2,255	$ 11,568	440,021
Depreciation and amortization expense					(228,531)
General and administrative expense					(39,522)
Interest and other income					9,084
Loss on extinguishment of debt					(935)
Impairment of real estate assets					(480)
Equity in earnings of unconsolidated affiliates					5,295
Income tax provision					(5,902)
Minority interest in earnings					(74,459)
Income from continuing operations					$ 104,571
Total assets	$ 5,823,890	$ 317,708	$ 53,457	$ 323,755	$ 6,518,810
Capital expenditures (3)	$ 285,560	$ 42,952	$ 3,606	$ 157,399	$ 489,517

Year Ended December 31, 2005	Malls	Associated Centers	Community Centers	All Other (2)	Total
Revenues	$ 820,613	$ 34,293	$ 8,168	$ 37,345	$ 900,419
Property operating expenses (1)	(277,339)	(8,833)	(2,192)	21,564	(266,800)
Interest expense	(183,120)	(4,674)	(2,872)	(17,517)	(208,183)
Other expense	-	-	-	(15,444)	(15,444)
Gain on sales of real estate assets	18	-	3,802	49,763	53,583
Segment profit and loss	$ 360,172	$ 20,786	$ 6,906	$ 75,711	463,575
Depreciation and amortization expense					(178,163)
General and administrative expense					(39,197)
Interest and other income					6,831
Loss on extinguishment of debt					(6,171)
Gain on sale of management contracts					21,619
Impairment of real estate assets					(1,334)
Equity in earnings of unconsolidated affiliates					8,495
Minority interest in earnings					(116,940)
Income from continuing operations					$ 158,715
Total assets	$ 5,619,923	$ 317,708	$ 53,457	$ 308,065	$ 6,299,153
Capital expenditures (3)	$ 1,182,349	$ 21,577	$ 77,026	$ 85,037	$ 1,365,989

(1)	Property operating expenses include property operating, real estate taxes and maintenance and repairs.
(2)	The All Other category includes mortgage notes receivable, Office Buildings, the Management Company and the Company’s subsidiary that provides security and maintenance services.
(3)	Amounts include acquisitions of real estate assets and investments in unconsolidated affiliates. Developments in progress are included in the All Other category.

NOTE 13. SUPPLEMENTAL AND NONCASH INFORMATION

The Company paid cash for interest, net of amounts capitalized, in the amount of $285,811, 255,523 and $207,861 during 2007, 2006 and 2005, respectively.

The Company’s noncash investing and financing activities for 2007, 2006 and 2005 were as follows:

	2007	2006	2005
Accrued dividends and distributions	$ 64,384	$ 59,305	$ 63,242
Additions to real estate assets accrued but not yet paid	35,739	38,543	19,754
Conversion of Operating Partnership units into common stock	-	21,983	10,304
Notes receivable from sale of real estate assets	8,735	3,366	2,627
Payable related to acquired marketable securities	-	1,078	-
Debt assumed to acquire property interests	458,182	-	385,754
Issuance of minority interest to acquire property interests	416,443	-	72,850
Purchase obligation related to acquired property	-	-	14,000
Net discount related to debt assumed to acquire property interests	4,045	-	10,552
Payable related to repurchased common stock	-	-	6,706
Deconsolidation of Gulf Coast Town Centre:
Decrease in mortgage notes payable	190,800	-	-
Increase in minority interest	2,103	-	-
Decrease in investment in unconsolidated affiliates	7,063	-	-
Consolidation of Imperial Valley Commons:
Increase in real estate assets	17,892	-	-
Decrease in investment in unconsolidated affiliates	17,892	-	-
Deconsolidation of loan to third party:
Increase in mortgage notes receivable	6,527	-	-
Decrease in real estate assets	6,527	-	-

NOTE 14. RELATED PARTY TRANSACTIONS

CBL’s Predecessor and certain officers of the Company have a significant minority interest in the construction company that the Company engaged to build substantially all of the Company’s development properties. The Company paid approximately $235,539, $221,151 and $96,246 to the construction company in 2007, 2006 and 2005, respectively, for construction and development activities. The Company had accounts payable to the construction company of $28,955 and $31,243 at December 31, 2007 and 2006, respectively.

The Management Company provides management, development and leasing services to the Company’s unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $3,584, $3,219 and $14,290 in 2007, 2006 and 2005, respectively.

NOTE 15. CONTINGENCIES

The Company is currently involved in certain litigation that arises in the ordinary course of business. It is management’s opinion that the pending litigation will not materially affect the financial position or results of operations of the Company.

Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Company.

Guarantees

The Company has guaranteed 50% of the debt of Parkway Place L.P., an unconsolidated affiliate in which the Company owns a 45% interest, which owns Parkway Place in Huntsville, AL. The total amount outstanding at both December 31, 2007 and 2006 was $53,200, of which the Company had guaranteed $26,600. The guaranty will expire when the related debt matures in June 2008. However, there are extension options available on the debt and, if exercised, would extend the guaranty. The Company has not recorded an obligation for this guaranty because it has determined that the fair value of the guaranty is not material.

The Company has guaranteed the performance of York Town Center, LP (“YTC”), an unconsolidated affiliate in which the Company owns a 50% interest, under the terms of an agreement with a third party that will own property as part of YTC. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. The Company has guaranteed YTC’s performance under this agreement up to a maximum of $22,000, which decreases by $800 annually until the guaranteed amount is reduced to $10,000. The guaranty expires on December 31, 2020. The maximum guaranteed obligation was $21,200 as of December 31, 2007. The Company has entered into an agreement with its joint venture partner under which the joint venture partner has agreed to reimburse the Company 50% of any amounts the Company is obligated to fund under the guaranty. The Company has not recorded an obligation for this guaranty because it has determined that the fair value of the guaranty is not material.

The Company owns a parcel of land that it is ground leasing to a third party developer for the purpose of developing a shopping center. The Company has guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount is $31,554. The total amount outstanding at December 31, 2007 on the loans was $19,893 of which the Company has guaranteed $5,371. The Company has recorded an obligation of $315 in the accompanying consolidated balance sheet as of December 31, 2007 to reflect the estimated fair value of the guaranty.

Performance Bonds

The Company has issued various bonds that it would have to satisfy in the event of non-performance. The total amount outstanding on these bonds was $40,169 and $18,369 at December 31, 2007 and 2006, respectively.

Ground Leases

The Company is the lessee of land at certain of its properties under long-term operating leases, which include scheduled increases in minimum rents. The Company recognizes these scheduled rent increases on a straight-line basis over the initial lease terms. Most leases have initial terms of at least 20 years and contain one or more renewal options, generally for a minimum of five- or 10-year periods. Lease expense recognized in the consolidated statements of operations for 2007, 2006 and 2005 was $1,508, $1,323 and $864, respectively.

The future obligations under these operating leases at December 31, 2007, are as follows:

2008	$ 2,258
2009	2,287
2010	2,293
2011	2,423
2012	2,328
Thereafter	87,443
$ 99,032

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage notes receivable is a reasonable estimate of fair value. The Company entered into an interest rate swap on December 31, 2007, at which time its fair value was $0. The fair value of mortgage and other notes payable was $5,640,130 and $4,608,682 at December 31, 2007 and 2006, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated rates at which similar loans would be made currently.

NOTE 17. SHARE-BASED COMPENSATION

The Company maintains the CBL & Associates Properties, Inc. Amended and Restated Stock Incentive Plan, as amended, which permits the Company to issue stock options and common stock to selected officers, employees and directors of the Company up to a total of 10,400,000 shares. The compensation committee of the board of directors (the “Committee”) administers the plan.

Historically, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Effective January 1, 2003, the Company elected to begin recording the expense associated with stock options granted after January 1, 2003, on a prospective basis in accordance with the fair value and transition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment of FASB Statement No. 123.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Under SFAS No. 123(R), share-based payments are not recorded as shareholders’ equity until the related compensation expense is recognized. Accordingly, the Company reclassified $8,895 from the deferred compensation line item in shareholders’ equity to additional-paid in capital as of January 1, 2006. Results for prior periods have not been restated.

As a result of adopting SFAS No. 123(R) on January 1, 2006, the Company’s net income available to common shareholders for the year ended December 31, 2006 was $302 lower than if it had continued to account for share-based compensation under SFAS No. 123. As a result, basic EPS and diluted EPS were each $0.01 per share lower.

The compensation cost that has been charged against income for the plan was $5,985, $5,632 and $4,775 for 2007, 2006 and 2005, respectively. Compensation cost resulting from share-based awards is recorded at the Management Company, which is a taxable entity. The income tax benefit resulting from stock-based compensation of $9,104 and $5,750 in 2007 and 2006, respectively, has been reflected as a financing cash flow in the consolidated statements of cash flows. As a result of recurring losses in 2005 and 2004, a full valuation allowance had been recorded against the Management Company’s net deferred tax asset. Accordingly, the recognition of compensation cost or the tax deduction received upon the exercise or vesting of share-based awards resulted in no tax benefits to the Company in those years. Compensation cost capitalized as part of real estate assets was $786, $947 and $535 in 2007, 2006 and 2005, respectively.

Stock Options

Stock options issued under the plan allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant; however, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter. No stock options have been granted since 2002.

No stock-based compensation expense related to stock options granted prior to January 1, 2003, has been reflected in net income of periods ended prior to January 1, 2006, since these awards are being accounted for under APB No. 25 and all options granted had an exercise price equal to the fair value of the Company’s common stock on the date of grant. For SFAS No. 123 pro forma disclosure purposes, the fair value of stock options was determined as of the date of grant using the Black-Scholes option-pricing model.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to all outstanding and unvested awards in 2005:

Year Ended December 31,
2005
Net income available to common shareholders, as reported	$ 131,907
Stock-based compensation expense included in reported net income available to common shareholders	4,775
Total stock-based compensation expense determined under fair value method	(5,186)
Pro forma net income available to common shareholders	$ 131,496
Earnings per share:
Basic, as reported	$ 2.10
Basic, pro forma	$ 2.10
Diluted, as reported	$ 2.03
Diluted, pro forma	$ 2.03

The Company’s stock option activity for the year ended December 31, 2007 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,502,720	$ 14.40
Exercised	(848,690)	$ 13.39
Cancelled	(1,000)	$ 18.27
Expired	(1,000)	$ 12.81
Outstanding at December 31, 2007	652,030	$ 15.71	3.5	$ 5,357
Vested at December 31, 2007	652,030	$ 15.71	3.5	$ 5,357
Options exercisable at December 31, 2007	652,030	$ 15.71	3.5	$ 5,357

The total intrinsic value of options exercised during 2007, 2006 and 2005 was $17,581, $19,898 and $23,055, respectively.

Stock Awards

Under the plan, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plan. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded and the duration of the vesting period, as defined. Generally, an award of common stock vests either immediately at grant, in equal installments over a period of five years or in one installment at the end of periods up to five years. The Committee may also provide for the issuance of common stock under the plan on a deferred basis pursuant to deferred compensation arrangements. The fair value of common stock awarded under the plan is determined based on the market price of the Company’s common stock on the grant date and the related compensation expense is recognized over the vesting period on a straight-line basis.

A summary of the status of the Company’s stock awards as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Shares	Weighted Average Grant-Date Fair Value 2006
Nonvested at January 1, 2007	457,344	$ 34.35
Granted	106,047	$ 34.66
Vested	(253,397)	$ 31.85
Forfeited	(11,664)	$ 36.32
Nonvested at December 31, 2007	298,330	$ 36.73

The weighted average grant-date fair value of shares granted during 2007, 2006 and 2005 was $34.66, $39.73 and $38.24, respectively. The total fair value of shares vested during 2007, 2006 and 2005 was $6,064, $6,753 and $13,144, respectively.

As of December 31, 2007, there was $8,318 of total unrecognized compensation cost related to nonvested stock awards granted under the plan, which is expected to be recognized over a weighted average period of 2.8 years.

NOTE 18. EMPLOYEE BENEFIT PLANS

401(k) Plan

The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least 90 days of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant’s contribution that does not exceed 2.5% of such participant’s compensation for the plan year. Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $1,172, $1,157 and $727 in 2007, 2006 and 2005, respectively.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that allows eligible employees to acquire shares of the Company’s common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of the Company’s common stock. The shares are purchased by the fifth business day of the month following the month when the deductions were withheld. The shares are purchased at the prevailing market price of the stock at the time of purchase.

Deferred Compensation Arrangements

The Company has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years. For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of the Company’s common stock issuable under the Amended and Restated Stock Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of the Company’s common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on the Company’s common stock, which are then deemed to be reinvested in the Company’s common stock in accordance with the Company’s dividend reinvestment plan. When an arrangement terminates, the Company will issue shares of the Company’s common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer’s arrangement. The Company accrues compensation expense related to these agreements as the compensation is earned during the term of the agreement.

In December 2007, the Company issued 2,683 shares of common stock to an officer as a result of the termination of that officer’s deferred compensation agreement.

In June 2006, the Company issued 13,974 shares of common stock to an officer, net of 5,026 shares surrendered to satisfy withholding taxes, as a result of the termination of that officer’s deferred compensation agreement.

At December 31, 2007 and 2006, respectively, there were 47,601 and 47,813 shares that were deemed set aside in accordance with these arrangements.

For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 5.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2007 and 2006, respectively, the Company had notes payable, including accrued interest, of $224 and $165 related to these arrangements.

NOTE 19. STAFF ACCOUNTING BULLETIN NO. 108

As discussed in Note 2, the Company adopted SAB No. 108 on December 31, 2006.

In prior years, the Company incorrectly recorded the realized tax return benefits of excess stock compensation deductions as reductions to income tax expense rather than as increases to additional paid-in capital and minority interest liability in accordance with SFAS No. 109, Accounting for Income Taxes. Additionally, the Company improperly recorded deferred tax assets. These errors in accounting for income taxes resulted in an understatement of the Company’s provision for income taxes and an overstatement of net income and minority interest in earnings of the Operating Partnership for the affected years.

As permitted by the initial application provisions of SAB No. 108, the Company adjusted the affected balance sheet accounts and retained earnings as of January 1, 2006 for the cumulative effect of these errors. The impact of correcting these items as of January 1, 2006 is summarized as follows:

Deferred tax asset	$ 4,442
Minority interest liability	(2,008)
Additional paid-in capital	(9,696)
Retained earnings	$ (7,262)

NOTE 20. SUBSEQUENT EVENTS

On January 2, 2008, the Company entered into a $150,000 pay fixed/receive variable interest rate swap agreement with Key Bank National Association to hedge the interest rate risk exposure on an amount of borrowings on the Company’s largest secured credit facility equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on the Company’s designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap will effectively fix the interest payments on the portion of debt principal corresponding to the swap notional amount of 4.453%. The swap matures on December 30, 2009.

In February 2008, the Company entered into 50/50 joint venture agreements with The Benchmark Group of Amherst, NY, for the development of two open-air projects. Total development costs for both projects is estimated to be $294,137 and both developments are scheduled to open in 2009.

CBL-TRS completed its acquisition of properties from the Starmount Company when it acquired an anchor parcel at Friendly Center for $5,000 in January 2008 and when it acquired Renaissance Center, located in Greensboro, NC, for $89,639 in February 2008. The aggregate purchase price consisted of $58,121 in cash and the assumption of $36,518 of non-recourse debt that bears interest at a fixed interest rate of 5.61% and matures in July 2016.

As of March31, 2008, the Company determined that 19 of the community center and office properties originally acquired during the fourth quarter of 2007 from the Starmount Company met the criteria for discontinued operations, and as such, the results of operations from these properties have been reclassified for the year ended December 31, 2007.

In June 2008, the Company sold Chicopee Marketplace III in Chicopee, MA to a third party for a sales price of $7,523 and recognized a gain on the sale of $1,560. The results of operations of this property have been reclassified to discontinued operations for the year ended December 31, 2007.

NOTE 21. QUARTERLY INFORMATION (UNAUDITED)

The following quarterly information differs from previously reported results since the results of operations of certain long-lived assets that have been sold or that have met the criteria for reclassification subsequent to each quarter end in 2007 have been reclassified to discontinued operations for all periods presented.

Year Ended December 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
Total revenues	$249,018	$246,289	$250,999	$292,622	$1,038,928
Income from operations	99,572	97,797	101,128	126,065	424,562
Income from continuing operations	24,995	22,098	17,734	16,312	81,139
Discontinued operations	48	590	4,809	2,561	8,008
Net income available to common shareholders	17,401	11,465	17,088	13,418	59,372
Basic per share data:
Income from continuing operations, net of preferred dividends	$0.27	$0.17	$0.19	$0.17	$0.79
Net income available to common shareholders	$0.27	$0.18	$0.26	$0.20	$0.91
Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.26	$0.16	$0.19	$0.16	$0.78
Net income available to common shareholders	$0.26	$0.17	$0.26	$0.20	$0.90

Year Ended December 31, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
Total revenues	$243,861	$235,326	$245,043	$271,272	$995,502
Income from operations	103,949	96,822	93,595	119,684	414,050
Income from continuing operations	26,004	19,856	21,829	36,882	104,571
Discontinued operations	2,251	8,714	150	1,815	12,930
Net income available to common shareholders	20,613	20,928	14,337	31,055	86,933
Basic per share data:
Income from continuing operations, net of preferred dividends	$0.29	$0.19	$0.22	$0.45	$1.16
Net income available to common shareholders	$0.33	$0.33	$0.22	$0.48	$1.36
Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.29	$0.19	$0.22	$0.44	$1.13
Net income available to common shareholders	$0.32	$0.32	$0.22	$0.47	$1.33

(1) The sum of quarterly earnings per share may differ from annual earnings per share due to rounding.

EXHIBIT INDEX

Exhibit Number	Description
12	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

Exhibit 12

CBL & Associates Properties, Inc.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(in thousands, except ratios)

	Year Ended December 31,
	2007	2006	2005	2004	2003

Earnings:

Income before discontinued operations, equity in Earnings and minority interest in earnings	$ 144,488	$ 179,637	$ 267,160	$ 196,074	$ 239,979
Fixed charges less capitalized interest and preferred dividends	287,884	257,067	210,914	177,219	154,116
Distributed income of equity investees	9,450	12,372	7,492	8,801	4,150
Equity in losses of equity investees for which charges arise from guarantees	-	-	(1,020)	-	(39)
Minority interest in earnings of subsidiaries that have not incurred fixed charges	(5,278)	(4,205)	(3,700)	(3,554)	(2,254)

Total earnings	$ 436,544	$ 444,871	$ 480,846	$ 378,540	$ 395,952

Combined fixed charges (1):
Interest expense (2)	$ 287,884	$ 257,067	$ 210,914	$ 177,219	$ 154,116
Capitalized interest	19,410	15,992	10,184	4,719	6,231
Preferred dividends(3)	34,038	30,568	30,568	18,309	19,633

Total combined fixed charges and preferred dividends	$ 341,332	$ 303,627	$ 251,666	$ 200,247	$ 179,980

Ratio of earnings to combined fixed charges	1.28	1.47	1.91	1.89	2.20

(1) The interest portion of rental expense is not calculated because the rental expense of the company is not significant.
(2) Interest expense includes amortization of capitalized debt expenses and amortization of premiums and discounts.
(3) Includes preferred distributions to the Company's partner in CW Joint Venture, LLC.